Exhibit 10.14

EXECUTION VERSION

$30,000,000 CREDIT FACILITY

SECOND AMENDED AND RESTATED LOAN AND

SECURITY AGREEMENT

Dated as of November 12, 2014

by and among

INFRAREDX, INC,

as Borrower,

THE OTHER PERSONS PARTY HERETO THAT ARE

DESIGNATED AS LOAN PARTIES,

GENERAL ELECTRIC CAPITAL CORPORATION

for itself, as a Lender and as Agent for all Lenders,

THE OTHER FINANCIAL INSTITUTIONS FROM TIME TO TIME PARTY HERETO

as Lenders,

and

GE CAPITAL MARKETS, INC.,

as Sole Lead Arranger and Bookrunner

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

THIS SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT, dated as of November 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, this “Agreement”) is among GENERAL ELECTRIC CAPITAL CORPORATION (“GECC”), in its capacity as agent for Lenders (as defined below) (together with its successors and assigns in such capacity, “Agent”), the financial institutions who are or hereafter become parties to this Agreement as lenders (together with GECC, collectively the “Lenders”, and each individually, a “Lender”), INFRAREDX, INC., a Delaware corporation (“Borrower”), and the other entities or persons, if any, who are or hereafter become parties to this Agreement as guarantors (each a “Guarantor” and collectively, the “Guarantors”, and together with Borrower, each a “Loan Party” and collectively, “Loan Parties”).

RECITALS

WHEREAS, Borrower, GECC, in its capacity as Agent and Lender, and Square 1 Bank (“Square 1”), in its capacity as a Lender, are parties to that certain Amended and Restated Loan and Security Agreement dated as of September 20, 2013 (the “Existing Loan Agreement”);

WHEREAS, Borrower intends to refinance the “Term Loans” outstanding under and as defined in the Existing Loan Agreement (the “Existing Term Loans”);

WHEREAS, GECC and Square 1 (collectively, the “Existing Lenders”), as holders of the Existing Term Loans immediately prior to the effectiveness of this Agreement, shall be deemed to have exchanged on the Closing Date (as defined below) the aggregate outstanding amount of the Existing Term Loans under the Existing Loan Agreement for an equal aggregate principal amount of the Term Loan (as defined below) under this Agreement;

WHEREAS, each of the parties hereto wishes to and agrees to amend and restate the Existing Loan Agreement on the terms set forth herein; and

WHEREAS, it is the intent of the parties hereto that this Agreement not constitute a novation of the obligations and liabilities existing under the Existing Loan Agreement or evidence of payment of all such obligations and liabilities, and that this Agreement amend and restate the Existing Loan Agreement in its entirety without novation as provided herein.

AGREEMENT

Loan Parties, Agent and Lenders agree to amend and restate the Existing Loan Agreement as follows:

1. DEFINITIONS.

As used in this Agreement, all capitalized terms shall have the definitions as provided herein. Any accounting term used but not defined herein shall be construed in accordance with generally accepted accounting principles in the United States of America, as in effect from time to time (“GAAP”) and all calculations shall be made in accordance with GAAP. The term “financial statements” shall include the accompanying notes and schedules. All other terms used but not defined herein shall have the meaning given to such terms in the Uniform Commercial Code as adopted in the State of New York, as amended and supplemented from time to time (the “UCC”).

2. LOANS AND TERMS OF PAYMENT.

2.1 Term Loan.

(a) Term Loan Commitment. Subject to the terms and conditions of this Agreement and in reliance upon the representations and warranties of the Loan Parties contained herein, each Lender severally, and not jointly, agrees to make a loan (the “Term Loan “) in U.S. dollars to Borrower on the Closing Date, in an amount equal to such Lender’s Term Loan Commitment (as defined below); provided however, that each Existing Lender shall only be obligated to fund the difference of each Existing Lender’s Term Loan Commitment listed on Schedule A less the principal balance of each Existing Lender’s Existing Term Loan being converted in a cashless exchange to the Term Loan as of the Closing Date as set forth on Schedule A. Upon the funding of the Term Loan, the Term Loan Commitment shall terminate. “Term Loan Commitment” means, with respect to each Lender, the amount set forth opposite such Lender’s name on Schedule A hereto under the caption “Term Loan Commitments”, as amended from time to time to reflect any permitted assignments and as such amount may be reduced or terminated pursuant to this Agreement. “Term Loan Commitments” means the Term Loan Commitments of all Lenders with a Term Loan Commitment.

(b) Funding of Term Loan. Upon the terms and subject to the conditions set forth herein, each Lender, severally and not jointly and without joint liability, shall make available to Agent its Pro Rata Share (as defined below) of the requested Term Loan, in lawful money of the United States of America in immediately available funds, to the Collection Account (as defined below) prior to 11:00 a.m. (New York time) on the Closing Date. Agent shall, unless it shall have determined that any of the conditions set forth in Section 4.1, as applicable, have not been satisfied, by 4:00 p.m. (New York time) on such day, credit the amounts received by it in like funds (net of any amounts due and payable to Agent or the Lenders or other parties as directed by Borrower and acceptable to Agent) to Borrower by wire transfer to, unless otherwise specified in a Disbursement Letter (as defined below), the following deposit account of Borrower (or such other deposit account as specified in writing by an authorized officer of Borrower and acceptable to Agent) (the “Designated Deposit Account”):

Bank Name: Square 1 Bank

Bank Address: 406 Blackwell Street, Suite 240, Durham, NC 27701

ABA #: 053112615

Swift: SQarus33XXX

Account #: 7020699

Account Name: Checking

(c) Notes. The Term Loan made by each Lender shall be evidenced by this Agreement, and if requested by a Lender, a promissory note substantially in the form of Exhibit A hereto (each a “Note” and, collectively, the “Notes”).

(d) Agent May Assume Funding. Unless Agent shall have received notice from a Lender prior to the date of the Term Loan that such Lender will not make available to Agent such Lender’s Pro Rata Share of the Term Loan, Agent may assume that such Lender has made such amount available to it on the date of the Term Loan in accordance with subsection (b) of this Section 2.1, and may (but shall not be obligated to), in reliance upon such assumption, make available a corresponding amount (after any deductions or payments made to other parties at Borrower’s direction and acceptable to Agent) for the account of Borrower on such date. If and to the extent that such Lender shall not have so made such amount available to Agent, such

Lender and Borrower severally agree to repay to Agent forthwith on demand such corresponding amount together with interest thereon, for each day from the day such amount is made available to Borrower until the day such amount is repaid to Agent, at (i) in the case of Borrower, a rate per annum equal to the interest rate applicable thereto pursuant to Section 2.2(a), and (ii) in the case of such Lender, a floating rate per annum equal to, for each day from the day such amount is made available to Borrower until such amount is reimbursed to Agent, the weighted average of the rates on overnight federal funds transactions among members of the Federal Reserve System, as determined by Agent in its reasonable discretion (the “Federal Funds Rate”) for the first Business Day (as defined below) and thereafter, at the interest rate applicable to the Term Loan. If such Lender shall repay such corresponding amount to Agent, the amount so repaid shall constitute such Lender’s loan included in the Term Loan for purposes of this Agreement.

2.2 Interest and Repayment.

(a) Interest. The Term Loan shall accrue interest in arrears from the date made until the Term Loan is fully repaid at a floating per annum rate of interest equal to the Reference Rate plus nine and twenty-seven hundredths percent (9.27%) per annum. “Reference Rate” means, for each day during an Interest Period, a rate of interest determined by Agent equal to: (i) the offered rate per annum for deposits in Dollars for a term of three (3) calendar months that appears on Reuters Screen LIBOR01 Page as of 11:00 a.m. (London time), two (2) LIBOR Business Days (as defined below) immediately prior to the first day of such Interest Period; divided by (ii) a number equal to 1.0 minus the aggregate (but without duplication) of the rates (expressed as a decimal fraction) of reserve requirements in effect on such date (including basic, supplemental, marginal and emergency reserves under any regulations of the Federal Reserve Board or other applicable Governmental Authority having jurisdiction with respect thereto, as now and from time to time in effect) for Eurocurrency funding (currently referred to as “Eurocurrency Liabilities” in Regulation D of the Federal Reserve Board) that are required to be maintained by a member bank of the Federal Reserve System. If the rate described above shall cease to be available from Reuters or otherwise, such rate shall be determined from such financial reporting service or other information as Agent shall reasonably select. “Interest Period” means, as applicable, (a) the period commencing on the Closing Date and ending on the day immediately preceding the first Business Day of the next succeeding calendar month, or (b) subsequent to the period described in clause (a), the period commencing on the first Business Day of the calendar month and ending on the day immediately preceding the first Business Day of the next succeeding calendar month. “LIBOR Business Day” means a day on which banks in the City of London, England are open for interbank or foreign exchange transactions.

(b) All computations of interest and fees calculated on a per annum basis shall be made by Agent on the basis of a 360-day year, in each case for the actual number of days occurring in the period for which such interest and fees are payable. Such method of calculation will result in an effective rate that exceeds the rate stated in this Section. Each determination of an interest rate or the amount of a fee hereunder shall be made by Agent and shall be conclusive, binding and final for all purposes, absent manifest error.

(c) Payments of Principal and Interest.

(i) Interest Payments. Borrower shall pay interest to Agent, for the ratable benefit of the Lenders, at the rate of interest for the Term Loan determined in accordance with Section 2.2(a) and (b) in arrears on the first day of each calendar month (each, a “Scheduled Payment Date”) commencing on December 1, 2014.

(ii) Principal Payments. Borrower shall pay principal to Agent, for the account of the Lenders in accordance with their Pro Rata Shares, in an amount equal to $833,333 (the “Monthly Term Loan Amortization Amount”) on each Scheduled Payment Date, commencing on November 1, 2015 (the “Initial Principal Payment Date”), and one final payment in an amount equal to the entire remaining principal balance of the Term Loan on October 1, 2018 (the “Scheduled Maturity Date”). If Agent has received satisfactory evidence that the Extension Conditions have been satisfied and Borrower delivers a written request to Agent no later than October 23, 2015 requesting an Extension Option, then the “Initial Principal Payment Date” shall be extended to May 1, 2016, and the “Monthly Term Loan Amortization Amount” shall be increased to $1,000,000. “Extension Conditions” means (A) Agent shall have received satisfactory evidence at least five (5) Business Days prior to the Initial Principal Payment Date that Borrower has received at least $50,000,000 in unrestricted net cash proceeds from Borrower’s initial public offering registered with the Securities and Exchange Commission, and (B) no Default or Event of Default shall have occurred and be continuing on the Initial Principal Payment Date. “Extension Option” means the extension of the Initial Principal Payment Date in accordance with this Section 2.2(c)(ii). “Extension Period” means, if an Extension Option has been exercised, the period from November 1, 2015 to May 1, 2016.

Notwithstanding anything contained in this Section 2.2(c) to the contrary, if a Default or Event of Default occurs during the Extension Period, then the Initial Principal Payment Date and the Monthly Term Loan Amortization Amount shall be modified as indicated below depending on the month of such Default or Event of Default.

Default or Event of Default occurs during applicable month below	Initial Term Loan Payment Date	Monthly Term Loan Amortization Amount
November, 2015	December 1, 2015	$857,143
December, 2015	January 1, 2016	$882,353
January, 2016	February 1, 2016	$909,091
February, 2016	March 1, 2016	$937,500
March, 2016	April 1, 2016	$967,742

(iii) Payments Generally. Notwithstanding the foregoing provisions of this Section 2.2(c), all unpaid principal and accrued interest and other outstanding Obligations are due and payable in full to Agent, for the ratable benefit of Lenders, on the earlier of (A) the Scheduled Maturity Date or (B) the date that the Term Loan otherwise becomes due and payable hereunder, whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise (the earlier of (A) or (B), the “Term Loan Maturity Date”). Each scheduled payment of interest or principal hereunder is referred to herein as a “Scheduled Payment.” Without limiting the foregoing, all Obligations shall be due and payable on the Term Loan Maturity Date.

(d) No Reborrowing. Once the Term Loan is repaid or prepaid, it cannot be reborrowed.

(e) Payments. All payments (including prepayments) to be made by any Loan Party under any Debt Document shall be made by wire transfer or ACH transfer in immediately available funds (which shall be the exclusive means of payment hereunder) in U.S. dollars, without setoff or counterclaim to the Collection Account (as defined below) before 2:00 p.m. (New York time) on the date when due. All payments received by Agent after 2:00 p.m. (New York time) on any Business Day or at any time on a day that is not a Business Day may, in Agent’s sole discretion, be deemed to be received on the next Business Day. Whenever any payment required under this Agreement would otherwise be due on a date that is not a Business Day, such payment shall instead be due on the next Business Day, and additional fees or interest, as the case may be, shall accrue and be payable for the period of such extension. All Scheduled Payments due to Agent and Lenders under Section 2.2(c) shall be effected by automatic debit of the appropriate funds from Borrower’s operating account specified on the Automatic Payment Authorization Agreement (as defined below). As used herein, the term “Collection Account” means the following account of Agent (or such other account as Agent shall identify to Borrower in writing):

Bank Name: Deutsche Bank

Bank Address: New York, NY

ABA Number: 021 001 033

Account Number: 50271079

Account Name: GECC HH Cash Flow Collections

Ref: Infraredx, Inc./Model ID# 2961

(f) Withholdings and Increased Costs. All payments by any Loan Party under any Debt Document shall be made free and clear of all Indemnified Taxes. If any Indemnified Taxes shall be required by any Requirement of Law (as defined below) of any governmental authority to be withheld or deducted from or in respect of any sum payable under any Debt Document to Agent or any Lender, (i) an additional amount shall be payable as may be necessary so that, after making all required withholdings or deductions (including withholdings or deductions applicable to additional sums payable under this Section), Agent or such Lender receives an amount equal to the sum it would have received had no such withholdings or deductions been made, (ii) Loan Parties shall make such withholdings or deductions, (iii) Loan Parties shall pay the full amount withheld or deducted to the relevant taxing authority or other authority in accordance with any applicable Requirement of Law, and (iv) Loan Parties shall deliver to Agent or such Lender evidence of such payment. If Agent or any Lender shall have determined that the adoption or taking effect of or any change in, after the date hereof, any law, treaty, governmental (or quasi-governmental) rule, regulation, guideline or order reduces the rate of return on Agent or such Lender’s capital as a consequence of its obligations hereunder or increases the cost to Agent or such Lender of agreeing to make or making, funding or maintaining the Term Loan (other than with respect to (i) any Indemnified Taxes with respect to which additional amounts are payable under the preceding sentence, and (ii) any Excluded Taxes), then Borrower shall from time to time upon demand by Agent or such Lender (with a copy of such demand to Agent) promptly pay to Agent for its own account or for the account of such Lender, as the case may be, additional amounts sufficient to compensate Agent or such Lender for such reduction or for such increased cost. A certificate as to the amount of such reduction or such increased cost submitted by Agent or such Lender (with a copy to Agent) to Borrower shall be conclusive and binding on Borrower, absent manifest error, provided that, neither Agent nor any Lender shall be entitled to payment of any amounts under this Section 2.2(f) unless it has delivered such certificate to Borrower within 180 days after the occurrence of the changes or events giving rise to the increased costs to, or reduction in the amounts received by, Agent or such Lender; provided further that, (1) such 180 day limitation shall not apply to any increased costs or reductions in the amounts received by Agent or any Lender arising from (a) the Dodd-Frank Wall Street Reform and Consumer Protection Act or any and all requests, rules, guidelines or directives thereunder or issued in connection therewith or (b) any requests, rules, guidelines or directives promulgated by the Bank for International Settlements, the Basel Committee on Banking Supervision (or any successor or similar authority) or the United States or foreign regulatory authorities, in each case of this clause (b) pursuant to Basel III, and such Act and any such requests, rules, guidelines or directives shall be deemed to be adopted, having taken effect, or changed after the date hereof, regardless of the date enacted, adopted or issued, and (2) FATCA, including any intergovernmental agreements established pursuant to FATCA, shall be deemed to be adopted, having taken effect, or changed prior to the date hereof. This provision shall survive the termination of this Agreement. “Indemnified Taxes” means any and all present or future taxes, levies, imposts, deductions, charges or withholdings and all liabilities (including any interest, penalties or other additions) with respect thereto (other than Excluded Taxes). “Excluded Taxes” means (A) any taxes measured by net income, franchise taxes imposed in lieu of net income taxes, and branch profits taxes, in each case imposed on Agent or any Lender (1) by the United States (or any jurisdiction thereof), or (2) as a result of (i) Agent or such Lender being organized under the laws of, or having its principal office or, in the case of such Lender, its applicable lending office located in, the jurisdiction imposing such tax (or any political subdivision thereof), or (ii) a present or former connection between Agent or such Lender and the jurisdiction of the governmental authority imposing such tax or any political subdivision or taxing authority thereof or therein, except for such connection arising from Agent or such Lender having executed, delivered or performed its obligations or received a payment under, or enforced, any Debt Document, (B) any United States federal withholding taxes imposed on or with respect to amounts payable to Agent or any Lender (or their successors or assigns) pursuant to a law in effect on the date on which Agent or such Lender (or such successor or assign) becomes a party hereto or designates a new lending office, except in each case to the extent that additional amounts with respect to such taxes were payable under Section 2.2(f) either to such person’s assignor immediately before such person became a party hereto or to such Lender immediately before it changed its lending office, (C) any U.S. federal withholding taxes attributable to Agent’s or such Lender’s (or their successors or assigns) failure to comply with Section 2.2(g) and (D) any United States federal withholding taxes imposed under FATCA. “FATCA” means Sections 1471, 1472, 1473 and 1474 of the Internal Revenue Code of 1986, as amended (the “Code”), as of the date of this Agreement (or any amended or successor version that is substantively comparable and not materially more onerous to comply with), current or future United States Treasury Regulations promulgated thereunder and published guidance with respect thereto, any agreements entered into pursuant to Section 1471(b)(1) of the Code and any applicable intergovernmental agreements with respect thereto.

(g) Status of Agent & Lenders. Agent and any Lender (and any of their successors and assigns) that (i) is organized under the laws of a jurisdiction other than the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee or successor under this Agreement after the Closing Date (unless such successor or assign was already a Lender or Agent hereunder immediately prior to such assignment) (each such Lender a “Foreign Lender”) shall execute and deliver to Borrower and Agent, if applicable, on such date one or more (as Borrower or Agent may reasonably request) United States Internal Revenue Service Forms W-8ECI, W-8BEN, W-8BEN-E, W-8IMY (as applicable) and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Borrower or Agent, if applicable, (including a portfolio interest exemption certificate) certifying as to Agent’s or such Lender’s entitlement to a complete exemption from withholding or deduction of taxes with respect to any payments to be received by it under this Agreement. Agent and any Lender (and any of their successors and assigns) that (i) is organized under the laws of the United States, and (ii)(A) is a party hereto on the Closing Date or (B) purports to become an assignee or successor under this Agreement after the Closing Date (unless such successor or assign was already a Lender or Agent hereunder immediately prior to such assignment) shall execute and deliver to Borrower and Agent, if applicable, one or more (as

Borrower or Agent may reasonably request) United States Internal Revenue Service Forms W-9, and other applicable forms, certificates or documents prescribed by the United States Internal Revenue Service or reasonably requested by Borrower or Agent, if applicable, certifying that Agent or such Lender is not subject to United States backup withholding. If a payment made to Agent or any Lender (or any of their successors or assigns) would be subject to U.S. federal withholding tax imposed under FATCA, such Lender shall deliver to Borrower and Agent, if applicable, at the time or times prescribed by law, and at such other time or times reasonably requested by Borrower or Agent, the documentation prescribed by applicable law, including FATCA, and such additional documentation reasonably requested by Borrower or Agent, if applicable, as may be necessary for Borrower and Agent to comply with their obligations under FATCA and to determine whether Agent or such Lender has complied with the obligations under FATCA, or to determine the amount to deduct and withhold from the payment. Agent and any Lender (and their successors and assigns) shall, whenever a lapse in time or change in circumstances renders any documentation provided pursuant to this Section 2.2(g) expired or inaccurate in any material respect, deliver promptly to Borrower and Agent, if applicable, updated or other appropriate documentation (including any new documentation reasonably requested by Borrower and Agent) or promptly notify Borrower and Agent, if applicable, in writing of its inability to do so. No Loan Party shall be required to pay additional amounts to Agent or any Lender (or any successor or assign of Agent or any Lender) pursuant to Section 2.2(f) with respect to United States withholding and income taxes to the extent that the obligation to pay such additional amounts would not have arisen but for the failure of Agent or such Lender to comply with this Section 2.2(g).

(h) Loan Records. Agent, on behalf of the Lenders, shall record on its books and records the amount of the Term Loan made, the interest rate applicable, all payments of principal and interest thereon and the principal balance thereof from time to time outstanding. Such record shall, absent manifest error, be conclusive evidence of the amount of the Term Loan made by the Lenders to Borrower and the interest and payments thereon. Any failure to so record or any error in doing so shall not, however, limit or otherwise affect the obligation of Borrower hereunder (and under any Note) to pay any amount owing with respect to the Term Loan or provide the basis for any claim against Agent.

(i) Maintenance of Register. Agent, acting as a non-fiduciary agent of Borrower solely for tax purposes and solely with respect to the actions described in this Section 2.2(i), shall establish and maintain (i) a record of ownership (the “Register”) in which Agent agrees to register by book entry the interests (including any rights to receive payment hereunder) of Agent and each Lender in the Term Loan and any assignment of such interests and (ii) accounts in the Register in accordance with its usual practice in which it shall record (A) the names and addresses of the Lenders and (B) the amount of any principal (and stated interest) due and payable or paid with respect to the Term Loan. The Term Loan (including any Notes evidencing the Term Loan) are registered obligations, the right, title and interest of the Lenders and their assignees in and to the Term Loan shall be transferable only upon notation of such transfer in the Register and no assignment thereof shall be effective until recorded therein. This Section 2.2(i) and Section 10.1(b) shall be construed so that the Term Loan is, to the maximum extent permitted by any Requirements of Law, at all times maintained in “registered form” within the meaning of Sections 163(f), 871(h)(2) and 881(c)(2) of the Code and Section 5f.103-1(c) of the United States Treasury Regulations.

(j) Payment of Expenses and other Obligations. Agent is authorized to, and at its sole election may, debit funds from Borrower’s operating account specified in the Automatic Payment Authorization Agreement (as defined below) to pay all Obligations under this Agreement or any of the other Debt Documents if and to the extent Borrower fails to promptly pay any such amounts as and when due.

(k) Investment Unit Tax Reporting. The Term Loan and any Note issued in connection therewith shall be issued with “original issue discount.” The Borrower and the Lenders shall use commercially reasonable efforts to agree for income Tax purposes upon the issue price of the Warrants acquired by the Lenders; provided, however, if the Borrower and Lenders are not able to agree on the Warrant issue price, the Lenders shall not be bound by the Borrower’s determination of the Warrant issue price and may take a different position pursuant to Treasury Regulations Section 1.1273-2(h)(2). The “issue price” for the interest in the Term Loan held by each Lender and any Note issued in connection therewith, shall equal (i) the face value of such Lender’s interest in the Term Loan (or any corresponding Note), minus (ii) the purchase price of the Warrants acquired by such Lender on the Closing Date, minus (iii) the fees provided for in Section 2.6. Each party hereto agrees (x) that the Term Loan (including any corresponding Note) is part of an investment unit within the meaning of Section 1273(c)(2) of the Code, which also includes the Warrants, (y) that the allocation provided in this Section 2.2(k) will be used for purposes of Section 1273(c)(2) of the Code and (z) to use the foregoing issue prices for all applicable tax purposes with respect to this transaction, except as otherwise permitted by applicable Requirements of Law. Borrower and Lenders agree to report the issue price of the investment unit described in the preceding sentence consistent with the procedures described in Treasury Regulations Section 1.1273-2(h)(2).

2.3 Prepayments. Borrower can voluntarily prepay, upon five (5) Business Days’ prior written notice to Agent, the Term Loan in full, but not in part. Upon the date of (a) any voluntary prepayment of the Term Loan in accordance with the immediately preceding sentence or (b) any mandatory prepayment of the Term Loan required under this Agreement (whether by acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the ratable benefit of the Lenders, a sum equal to (i) all outstanding principal plus accrued interest with respect to the Term Loan, plus (ii) the Final Payment Fee (as such term is defined in Section 2.6(b)), plus (iii) a prepayment premium (as yield maintenance for the loss of a bargain and not as a penalty) equal to: (A) 3.0% of the principal amount of the Term Loan being prepaid, if such prepayment is made on or before the one year anniversary of the Closing Date, (B) 2.0% of the principal amount of the Term Loan being prepaid, if such prepayment is made after the one year anniversary of the Closing Date but on or before the two year anniversary of the Closing Date, and (C) 1.0% of the principal amount of the Term Loan being prepaid, if such prepayment is made after the two year anniversary of the Closing Date but before the Scheduled Maturity Date.

2.4 Late Fees. If Agent does not receive any Scheduled Payment or other payment under any Debt Document from any Loan Party within 3 days after its due date, then, at Agent’s election, such Loan Party agrees to pay to Agent for the ratable benefit of all Lenders, a late fee equal to (a) 5.0% of the amount of such unpaid payment or (b) such lesser amount that, if paid, would not cause the interest and fees paid by such Loan Party under this Agreement to exceed the Maximum Lawful Rate (as defined below) (the “Late Fee”).

2.5 Default Rate. The Term Loan shall bear interest, at the election of Agent or the Requisite Lenders (as defined below) (or automatically while any Event of Default (as defined below) under Section 8.1(h) exists), from and after the occurrence and during the continuation of an Event of Default, at a rate equal to the lesser of (a) 5.0% above the rate of interest applicable to such Obligations as set forth in Section 2.2(a) immediately prior to the occurrence of the Event of Default and (b) the Maximum Lawful Rate (the “Default Rate”). The application of the Default Rate shall not be interpreted or deemed to extend any cure period or waive any Default or Event of Default or otherwise limit Agent’s or any Lender’s right or remedies hereunder. All interest payable at the Default Rate shall be payable on demand.

2.6 Lender Fees.

(a) Closing Fee. On the Closing Date, Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable closing fee in an amount equal to $225,000, which fee shall be fully earned on the Closing Date.

(b) Final Payment Fee. On the date upon which the outstanding principal amount of the Term Loan is repaid in full, or if earlier, is required to be repaid in full (whether by scheduled payment, voluntary prepayment, acceleration of the Obligations pursuant to Section 8.2 or otherwise), Borrower shall pay to Agent, for the benefit of Lenders in accordance with their Pro Rata Shares, a non-refundable fee equal to 3.5% of the original principal amount of the Term Loan (the “Final Payment Fee”), which Final Payment Fee shall be deemed to be fully earned on the Closing Date. If for any reason the Term Loan is prepaid in part prior to the Scheduled Maturity Date (which for the avoidance of doubt shall not be permitted under this Agreement), (i) Borrower shall pay on the date of any such partial prepayment a fee equal to 3.5% of the principal amount of the Term Loan so prepaid, and (ii) the Final Payment Fee due and payable on the date the Term Loan is repaid in full or required to be repaid in full shall be reduced by the aggregate amount of any such payments described in the foregoing clause (i).

(c) Fee Letter. Borrower shall pay to Agent (or its Affiliates) the fees specified in the letter agreement dated August 12, 2014 between Borrower and GE Capital, Healthcare Financial Services (the “Fee Letter”).

2.7 Maximum Lawful Rate. Anything herein, any Note or any other Debt Document (as defined below) to the contrary notwithstanding, the obligations of Loan Parties hereunder and thereunder shall be subject to the limitation that payments of interest shall not be required, for any period for which interest is computed hereunder, to the extent (but only to the extent) that contracting for or receiving such payment by Agent and Lenders would be contrary to the provisions of any law applicable to Agent and Lenders limiting the highest rate of interest which may be lawfully contracted for, charged or received by Agent and Lenders, and in such event Loan Parties shall pay Agent and Lenders interest at the highest rate permitted by applicable law (“Maximum Lawful Rate”); provided, however, that if at any time thereafter the rate of interest payable hereunder or thereunder is less than the Maximum Lawful Rate, Loan Parties shall continue to pay interest hereunder at the Maximum Lawful Rate until such time as the total interest received by Agent and Lenders is equal to the total interest that would have been received had the interest payable hereunder been (but for the operation of this paragraph) the interest rate payable since the making of the Term Loan as otherwise provided in this Agreement, any Note or any other Debt Document.

2.8 Authorization and Issuance of the 2014 Warrants. Borrower has duly authorized the issuance to Lenders (or their respective affiliates or designees) of stock purchase warrants substantially in the form of the warrant attached hereto as Exhibit F (the “2014 Warrants,” and together with the stock purchase warrants issued by Borrower to the Existing Lenders in connection with the Existing Loan Agreement, collectively, the “Warrants”) evidencing Lenders’ (or their respective affiliates or designees) right to acquire their respective Pro Rata Share of 2,250,000 shares of Series E-1 Preferred Stock of Borrower at an exercise price of $0.40 per share. Borrower shall issue to Lenders (or their respective affiliates or designees) 2014 Warrants for the purchase of 2,250,000 shares of Series E-1 Preferred Stock on the Closing Date. The exercise period shall expire ten (10) years from the date such 2014 Warrants are issued.

2.9 Effects of the Closing Date. On the Closing Date, upon the satisfaction of the conditions set forth in Section 4.1, the following shall be deemed to have occurred:

(a) the relative outstanding amount of Existing Term Loans of each Existing Lender shall be exchanged for an equal outstanding amount of the Term Loan under this Agreement. Such exchange shall be effected by book entry in such manner as may be reasonably determined by the Agent;

(b) for the avoidance of doubt, Borrower shall not owe any prepayment premium pursuant to the Existing Loan Agreement, and none shall be due upon the Closing Date, provided that Borrower will thereafter be subject to the prepayment terms set forth in Section 2.3 of this Agreement.

3. CREATION OF SECURITY INTEREST.

3.1 Grant of Security Interest. Each Loan Party hereby ratifies and affirms the security interests granted by such Loan Party to Lenders in and to the Collateral (as defined in the Existing Loan Agreement) pursuant to the Existing Loan Agreement and confirms that such security interests shall continue to secure the Obligations (as defined below) hereunder. In addition, as security for the prompt payment and performance, whether at the stated maturity, by acceleration or otherwise, of the Term Loan and other debt, obligations and liabilities of any kind whatsoever of Borrower to Agent and Lenders under the Debt Documents (other than the Warrants) (whether for principal, interest, fees, expenses, prepayment premiums, indemnities, reimbursements or other sums, and whether or not such amounts accrue after the filing of any petition in bankruptcy or after the commencement of any insolvency, reorganization or similar proceeding, and whether or not allowed in such case or proceeding), absolute or contingent, now existing or arising in the future, including but not limited to the payment and performance of any outstanding Notes, and any renewals, extensions and modifications of the Term Loan (such indebtedness under the Notes, Term Loan and other debt, obligations and liabilities in connection with the Debt Documents (other than the Warrants) are collectively called the “Obligations”), and as security for the prompt payment and performance by each Loan Party under any Debt Documents to which such Loan Party is a party, each Loan Party hereby grants to Agent, for the benefit of Agent and Lenders, a security interest in the property listed below (all hereinafter collectively called the “Collateral”):

All of such Loan Party’s personal property of every kind and nature whether now owned or hereafter acquired by, or arising in favor of, such Loan Party, and regardless of where located, including, without limitation, all accounts, chattel paper (whether tangible or electronic), commercial tort claims, deposit accounts, documents, equipment, financial assets, fixtures, goods, instruments, investment property (including, without limitation, all securities accounts), inventory, letter-of-credit rights, letters of credit, securities, supporting obligations, cash, Cash Equivalents (as defined below), any other contract rights (including, without limitation, rights under any license agreements), or rights to the payment of money, and general intangibles (including without limitation Intellectual Property, as defined in Section 3.3 below), and all books and records of such Loan Party relating thereto, and in and against all additions, attachments, accessories and accessions to such property, all substitutions, replacements or exchanges therefor, all proceeds, insurance claims, products, profits and other rights to payments not otherwise included in the foregoing (with each of the foregoing terms that are defined in the UCC having the meaning set forth in the UCC).

Notwithstanding the foregoing, the grant of security interest herein shall not extend to and the term “Collateral” shall not include: (i) more than 65% of the issued and outstanding voting capital stock (but shall include 100% of the issued and outstanding non-voting capital stock) of each Subsidiary of the

Borrower that is incorporated or organized in a jurisdiction other than the United States or any state or territory thereof and (ii) any license agreement for the use of another person’s Intellectual Property (each, an “In-License”) to the extent and only to the extent that the granting of such security interest would constitute a default under such In-License, but only to the extent that such prohibition or default is enforceable under applicable law (including without limitation Sections 9-406, 9-407 and 9-408 of the UCC); provided that upon the termination or expiration of any such prohibition, such In-License shall automatically be subject to the security interest granted in favor of Agent hereunder and become part of the “Collateral” and provided further that the “Collateral” shall include all proceeds, products, substitutions and replacements of any capital stock described in (i), above, and of any In-License described in (ii), above, or (iii) property (including any attachments, accessions or replacements) that is subject to a Lien that is permitted pursuant to clause (c) or (d) of the definition of Permitted Liens, if the grant of a security interest with respect to such property pursuant to this Agreement would be prohibited by the agreement creating such Permitted Lien or would otherwise constitute a default thereunder, provided, that such property will be deemed “Collateral” hereunder upon the termination and release of such Permitted Lien.

Each Loan Party hereby represents and covenants that such security interest constitutes a valid, first priority security interest in the presently existing Collateral, and will constitute a valid, first priority security interest in Collateral acquired after the date hereof. Each Loan Party hereby covenants that it shall give written notice to Agent promptly upon the acquisition by such Loan Party or creation in favor of such Loan Party of any commercial tort claim after the Closing Date.

3.2 Financing Statements. Each Loan Party hereby authorizes Agent to file UCC financing statements in all appropriate jurisdictions and amendments thereto describing the Collateral as “all assets of the debtor” or words of similar import and containing any other information required by the applicable UCC to perfect Agent’s security interest (for the benefit of itself and the Lenders) granted hereby.

3.3 Grant of Security Interest in Intellectual Property. The Collateral shall include any Intellectual Property of any Loan Party. In order to perfect or protect Agent’s security interest and other rights in each Loan Party’s Intellectual Property, each Loan Party hereby authorizes Agent to file, as applicable and in each case in form and substance satisfactory to Agent, a patent security agreement and/or a trademark security agreement, to be filed with the United States Patent and Trademark Office, and a copyright security agreement to be filed with the United States Copyright Office (each of the foregoing, an “Intellectual Property Security Agreement”). “Intellectual Property” means (a) all copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, trademarks, trade names, service marks, mask works, rights of use of any name, domain names, or any other similar rights, any applications therefor, whether registered or not, and (b) the goodwill of the business of any Person connected with and symbolized thereby, know-how, operating manuals, trade secret rights, clinical and non-clinical data, and rights to unpatented inventions.

4. CONDITIONS OF CREDIT EXTENSIONS

4.1 Conditions Precedent to Term Loan. No Lender shall be obligated to make its Pro Rata Share of the Term Loan, or to take, fulfill, or perform any other action hereunder, until the following have been delivered to Agent (the date on which the Lenders make the Term Loan after all such conditions shall have been satisfied in a manner satisfactory to Agent and the Lenders or waived in accordance with this Agreement, the “Closing Date”):

(a) a counterpart of this Agreement duly executed by each Loan Party, each Lender and Agent;

(b) a certificate executed by the Secretary of each Loan Party, the form of which is attached hereto as Exhibit B (each and collectively, the “Secretary’s Certificate”), providing verification of incumbency and attaching (i) such Loan Party’s board resolutions approving the transactions contemplated by this Agreement and the other Debt Documents and (ii) such Loan Party’s governing documents;

(c) Notes duly executed by Borrower in favor of each Lender that has requested a Note;

(d) filed copies of UCC financing statements or amendments thereto, collateral assignments, and termination statements, with respect to the Collateral, as Agent shall request;

(e) current UCC lien, intellectual property lien, judgment, bankruptcy and tax lien search results demonstrating that there are no other Liens (as defined below) on the Collateral, other than Permitted Liens (as defined below);

(f) each Lender (or its respective Affiliate) shall have received a 2014 Warrant for such Lender’s Pro Rata Share of the number of shares of Stock of Borrower described in Section 2.8, duly executed by Borrower;

(g) a certificate of status/good standing of each Loan Party from the jurisdiction of such Loan Party’s organization and a certificate of foreign qualification from each jurisdiction where such Loan Party’s failure to be so qualified could reasonably be expected to have a Material Adverse Effect (as defined below), in each case as of a recent date acceptable to Agent;

(h) except to the extent received by Agent in connection with the Existing Loan Agreement, a landlord consent and/or bailee letter in favor of Agent executed by the applicable landlord or bailee (the forms of which are attached hereto as Exhibit C-1 and Exhibit C-2, as applicable (each an “Access Agreement”)), for any third party location, other than Permitted Locations (as defined below), where any of the following are located: (a) any Loan Party’s principal place of business, (b) any Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $25,000;

(i) a legal opinion of Loan Parties’ counsel, in form and substance satisfactory to Agent and the Lenders;

(j) a completed Automatic Payment Authorization Agreement, a form of which is attached hereto as Exhibit E (the “Automatic Payment Authorization Agreement”);

(k) a completed perfection certificate from each Loan Party, duly executed by such Loan Party (each and collectively, the “Perfection Certificate”), a form of which Agent previously delivered to Borrower;

(l) except to the extent received by Agent in connection with the Existing Loan Agreement, one or more Account Control Agreements (as defined below), in form and substance reasonably acceptable to Agent, duly executed by the applicable Loan Parties and the applicable depository or financial institution, for each deposit and securities account to the extent required pursuant to Section 7.10;

(m) a disbursement instruction letter, in form and substance satisfactory to Agent and the Lenders, executed by each Loan Party, Agent and each Lender (the “Disbursement Letter”);

(n) the Intellectual Property Security Agreement required by Section 3.3, duly executed by each Loan Party;

(o) after August 12, 2014, Borrower shall have received at least $15,000,000 in unrestricted net cash proceeds from the sale and issuance of Borrower’s preferred stock or through the incurrence of additional Indebtedness which is subject to a subordination agreement in favor of Agent, on terms and conditions reasonably satisfactory to Agent and Lenders, and such proceeds have been deposited into one or more deposit accounts or securities accounts subject to Account Control Agreements; provided, however, that for purposes of satisfying the condition set forth in this Section 4.1(o), Borrower shall only be required to deliver evidence that the holders of at least seventy-five percent (75%) of the additional Indebtedness have executed the new subordination agreement;

(p) evidence that Borrower has received approval from Japan’s Pharmaceuticals and Medical Device Agency satisfactory to Agent and the Lenders for the sale and marketing of Borrower’s TVC Imaging System in Japan;

(q) Agent shall have received, all in form and substance reasonably satisfactory to Agent and Lenders, amendment or reaffirmation agreements executed by the November Subordinated Note Holders confirming (A) the Term Loan is Senior Debt under and as defined in the November Subordination Agreements, and (B) the Liens securing the Term Loan continue to be senior and that the November Subordinated Notes continue to be unsecured; provided, however, the Borrower shall not be required to deliver reaffirmation agreements with respect to two November Subordinated Note Holders whose November Subordinated Notes aggregate less than $122,000 in original principal amount;

(r) all other documents and instruments as Agent or any Lender may reasonably deem necessary or appropriate to effectuate the intent and purpose of this Agreement (together with the Agreement, the Notes, the Warrants, the Account Control Agreements, the Access Agreements, the Perfection Certificate, the Intellectual Property Security Agreement, the Fee Letter, the Secretary’s Certificate, the Disbursement Letter, and the Subordination Agreement and all other agreements, instruments, documents and certificates executed and/or delivered to or in favor of Agent from time to time in connection with this Agreement or the transactions contemplated hereby, the “Debt Documents”);

(s) Agent and Lenders shall have received the fees required to be paid by Borrower, and Borrower shall have reimbursed Agent and Lenders for all fees, costs and expenses of closing presented as of the date of this Agreement;

(t) (i) all representations and warranties in Section 5 below shall be true in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) as of the Closing Date; (ii) no Event of Default or any other event, which with the giving of notice or the passage of time, or both, would constitute an Event of Default (such event, a “Default”), has occurred and is continuing or will result from the making of the Term Loan, and (iii) Agent shall have received a certificate from an authorized officer of each Loan Party confirming each of the foregoing; and

(u) Agent shall have received such other documents, agreements, instruments or information as Agent shall reasonably request.

As used herein, “Permitted Location” means locations where inventory may be temporarily located by a Loan Party with hospitals, other health care facilities, and vendors for demonstration, testing and product development purposes or for general commercial use (including on a lease or placement basis) in such Loan Party’s ordinary course of business; provided that the aggregate value of all Collateral at any one such location shall at no time exceed $250,000.

5. REPRESENTATIONS AND WARRANTIES OF LOAN PARTIES.

Each Loan Party, jointly and severally, represents, warrants and covenants to Agent and each Lender that:

5.1 Due Organization and Authorization. Each Loan Party’s exact legal name is as set forth in the Perfection Certificate and each Loan Party is, and will remain, duly organized, existing and in good standing under the laws of the jurisdiction of its organization as specified in the Perfection Certificate, has its chief executive office at the location specified in the Perfection Certificate, and is, and will remain, duly qualified and licensed in every jurisdiction wherever necessary to carry on its business and operations, except where the failure to be so qualified and licensed could not reasonably be expected to have a Material Adverse Effect. This Agreement and the other Debt Documents have been duly authorized, executed and delivered by each Loan Party and constitute legal, valid and binding agreements enforceable in accordance with their terms. The execution, delivery and performance by each Loan Party of each Debt Document executed or to be executed by it is in each case within such Loan Party’s powers.

5.2 Required Consents. No filing, registration, qualification with, or approval, consent or withholding of objections from, any governmental authority or instrumentality or any other entity or person is required with respect to the entry into, or performance by any Loan Party of, any of the Debt Documents, except any obtained on or before the Closing Date.

5.3 No Conflicts. The entry into, and performance by each Loan Party of, the Debt Documents will not (a) violate any of the organizational documents of such Loan Party, (b) violate any law, rule, regulation, order, award or judgment applicable to such Loan Party, or (c) result in any breach of or constitute a default under, or result in the creation of any lien, security interest, mortgage, pledge, claim or encumbrance (including, without limitation, any right of first refusal or right of first offer purchase rights) of any kind (any of the foregoing, a “Lien”) on any of such Loan Party’s property (except for Liens in favor of Agent, on behalf of itself and Lenders) pursuant to, any indenture, mortgage, deed of trust, bank loan, credit agreement, or other Material Agreement (as defined below) to which such Loan Party is a party. As used herein, “Material Agreement” means (i) any agreement or contract to which such Loan Party is a party and involving the receipt or payment of amounts in the aggregate exceeding $250,000 per year and (ii) any agreement or contract to which such Loan Party is a party the termination of which could reasonably be expected to have a Material Adverse Effect. A description of all Material Agreements as of the Closing Date is set forth on Schedule B hereto.

5.4 Litigation. There are no actions, suits, proceedings or investigations pending against or affecting any Loan Party before any court, federal, state, provincial, municipal or other governmental department, commission, board, bureau, agency or instrumentality, domestic or foreign, or any basis thereof, which involves the possibility of any judgment or liability that could reasonably be expected to have a Material Adverse Effect, or which questions the validity of the Debt Documents, or the other documents required thereby or any action to be taken pursuant to any of the foregoing, nor does any Loan Party have reason to believe that any such actions, suits, proceedings or investigations are threatened. As used in this Agreement, the term “Material Adverse Effect” means a material adverse effect on any of (a) the operations, business, assets, properties, or condition (financial or otherwise) of Borrower, individually, or the Loan Parties, collectively, (b) the ability of a Loan Party to perform any of its obligations under any Debt Document to which it is a party, (c) the legality, validity or enforceability of any Debt Document, (d) the rights and remedies of Agent or Lenders under any Debt Document or (e) the validity, perfection or priority of any Lien in favor of Agent, on behalf of itself and Lenders, on any of the Collateral.

5.5 Financial Statements. All financial statements delivered to Agent and Lenders pursuant to Section 6.3 have been prepared in accordance with GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments), and since the date of the most recent audited financial statements, no event has occurred which has had or could reasonably be expected to have a Material Adverse Effect. There has been no material adverse deviation from the most recent annual operating plan of Borrower delivered to Agent and Lenders in accordance with Section 6.3.

5.6 Use of Proceeds; Margin Stock. The proceeds of the Term Loan shall be used for working capital and general corporate purposes not in contravention of any Requirement of Law of any governmental authority and not in violation of this Agreement. No Loan Party and no Subsidiary of any Loan Party is engaged in the business of purchasing or selling margin stock (within the meaning of Regulations T, U and X of the Board of Governors of the Federal Reserve System) (“Margin Stock”) or extending credit for the purpose of purchasing Margin Stock. As of the Closing Date, except as set forth on Schedule B, no Loan Party and no Subsidiary of any Loan Party owns any Margin Stock.

5.7 Collateral. Each Loan Party is, and will remain, the sole and lawful owner, and in possession of, the Collateral (other than (i) with respect to ownership or possession, following the Permitted Disposition thereof, (ii) with respect to possession, Collateral that is at Permitted Locations or with bailees if such bailees are subject to an Access Agreement (if required pursuant to Section 6.6 of this Agreement), and (iii) with respect to ownership, Resulting IP (as such term is defined in the Restated Nipro Agreement) and the Japanese Patents, to the extent permitted by Section 7.3), and has the sole right and lawful authority to grant the security interest described in this Agreement. The Collateral is, and will remain, free and clear of all Liens, except for (a) Liens in favor of Agent, on behalf of itself and Lenders, to secure the Obligations, (b) Liens (i) with respect to the payment of taxes, assessments or other governmental charges or (ii) of suppliers, carriers, materialmen, warehousemen, workmen or mechanics and other similar Liens, in each case imposed by law and arising in the ordinary course of business, and securing amounts that are not yet due or that are being contested in good faith by appropriate proceedings diligently conducted and with respect to which adequate reserves or other appropriate provisions are maintained on the books of the applicable Loan Party in accordance with GAAP and which do not involve, in the judgment of Agent, any risk of the sale, forfeiture or loss of any of the Collateral (a “Permitted Contest”), (c) Liens existing on the date hereof and set forth on Schedule B hereto, (d) Liens securing Indebtedness (as defined in Section 7.2 below) permitted under Section 7.2(c) below, provided that (i) such Liens exist prior to the acquisition of, or attach substantially simultaneous with, or within 20 days after the, acquisition, repair, improvement or construction of, such property financed by such Indebtedness and (ii) such Liens do not extend to any property of a Loan Party other than the property (and proceeds thereof) acquired or built, or the improvements or repairs, financed by such Indebtedness, (e) licenses described in Sections 7.3(c) and (e) below, and (f) any purchase rights granted pursuant to the Restated Nipro Agreement (as defined below) executed pursuant to Section 7.3 (all of such Liens described in the foregoing clauses (a) through (f) are called “Permitted Liens”).

5.8 Compliance with Laws.

(a) Each Loan Party is and will remain in compliance with all laws, statutes, ordinances, rules and regulations applicable to it, except to the extent that any noncompliance, individually or in the aggregate, would not reasonably be expected to have a Material Adverse Effect.

(b) Without limiting the generality of the immediately preceding clause (a), each Loan Party further agrees that it and each of its Subsidiaries is and will remain in compliance in all material respects with all U.S. economic sanctions laws, Executive Orders and implementing regulations as promulgated by the U.S. Treasury Department’s Office of Foreign Assets Control (“OFAC”), and all applicable anti-money laundering and counter-terrorism financing provisions of the Bank Secrecy Act and all regulations issued pursuant to it. No Loan Party nor any of its Subsidiaries, Affiliates or joint ventures (i) is a person or entity designated by the U.S. Government on the list of the Specially Designated Nationals and Blocked Persons (the “SDN List”) with which a U.S. person or entity cannot deal with or otherwise engage in business transactions, (ii) is a person or entity who is otherwise the target of U.S. economic sanctions laws such that a U.S. person or entity cannot deal or otherwise engage in business transactions with such person or entity, or (iii) is controlled by (including without limitation by virtue of such person being a director or owning voting shares or interests), or acts, directly or indirectly, for or on behalf of, any person or entity on the SDN List or a foreign government that is the target of U.S. economic sanctions prohibitions such that the entry into, or performance under, this Agreement or any other Debt Document would be prohibited under U.S. law.

(c) Each Loan Party and each of its Subsidiaries are in compliance with (i) the Trading with the Enemy Act of 1917, Ch. 106, 40 Stat. 411, as amended, and each of the foreign assets control regulations of the United States Treasury Department (31 CFR, Subtitle B Chapter V, as amended) and any other enabling legislation or executive order relating thereto, (ii) the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended, and (iii) other federal or state laws relating to “know your customer” and anti-money laundering rules and regulations. No part of the proceeds of any Loan will be used directly or indirectly for any payments to any government official or employee, political party, official of a political party, candidate for political office, or anyone else acting in an official capacity, in order to obtain, retain or direct business or obtain any improper advantage, in violation of the United States Foreign Corrupt Practices Act of 1977.

(d) Each Loan Party has met the minimum funding requirements of the United States Employee Retirement Income Security Act of 1974 (as amended, “ERISA”) with respect to any employee benefit plans subject to ERISA. No Loan Party is an “investment company” or a company “controlled” by an “investment company” within the meaning of the Investment Company Act of 1940.

5.9 Intellectual Property. The Intellectual Property is and will remain free and clear of all Liens, except for Permitted Liens described in clauses (a), (b)(i), (e) and (f) of Section 5.7. No Loan Party has nor will it enter into any agreement or financing arrangement in which a negative pledge in such Loan Party’s Intellectual Property is granted to any party (other than the negative pledge granted herein to Agent and the Lenders). As of the Closing Date, no Loan Party has any interest in, or title to any copyright rights, copyright applications, copyright registrations and like protections in each work of authorship and derivative work, whether published or unpublished, any patents, patent applications and like protections, including improvements, divisions, continuations, renewals, reissues, extensions, and continuations-in-part of the same, or trademarks, except as disclosed in the Perfection Certificate (as the same may be updated from time to time pursuant to Section 6.2(a)). Each Loan Party owns or has rights to use all Intellectual Property material to the conduct of its business as now or heretofore conducted by it or proposed to be conducted by it, without any actual or claimed infringement upon the rights of third parties. Upon filing of the Intellectual Property Security Agreements with the United States Patent and Trademark Office and the United States Copyright Office, as applicable, and the filing of appropriate financing statements, all action necessary or desirable to protect and perfect Agent’s Lien on each Loan Party’s Intellectual Property shall have been duly taken.

5.10 Solvency. As of the Closing Date, both before and after giving effect to the Term Loan, the transactions contemplated herein, and the payment and accrual of all transaction costs in connection with the foregoing, each Loan Party is and will be Solvent. As used herein, “Solvent” means, with respect to a Loan Party on a particular date, that on such date (a) the fair value of the property of such Loan Party is greater than the total amount of liabilities, including contingent liabilities, of such Loan Party; (b) the present fair salable value of the assets of such Loan Party is not less than the amount that will be required to pay the probable liability of such Loan Party on its debts as they become absolute and matured; (c) such Loan Party does not intend to, and does not believe that it will, incur debts or liabilities beyond such Loan Party’s ability to pay as such debts and liabilities mature; (d) such Loan Party is not engaged in a business or transaction, and is not about to engage in a business or transaction, for which such Loan Party’s property would constitute an unreasonably small capital; and (e) such Loan Party is not “insolvent” within the meaning of Section 101(32) of the United States Bankruptcy Code (11 U.S.C. § 101, et seq.), as amended from time to time. The amount of contingent liabilities (such as litigation, guaranties and pension plan liabilities) at any time shall be computed as the amount that, in light of all the facts and circumstances existing at the time, represents the amount that can be reasonably be expected to become an actual or matured liability.

5.11 Taxes; Pension. All tax returns, reports and statements, including information returns, required by any governmental authority to be filed by each Loan Party and its Subsidiaries have been filed on a timely basis with the appropriate governmental authority and all taxes, levies, assessments and similar charges have been paid prior to the date on which any fine, penalty, interest or late charge may be added thereto for nonpayment thereof (or any such fine, penalty, interest, late charge or loss has been paid), excluding taxes, levies, assessments and similar charges or other amounts which are the subject of a Permitted Contest. Proper and accurate amounts have been withheld by each Loan Party from its respective employees for all periods in compliance with applicable laws and such withholdings have been timely paid to the respective governmental authorities. Each Loan Party has paid all amounts necessary to fund all present pension, profit sharing and deferred compensation plans in accordance with their terms, and no Loan Party has withdrawn from participation in, or has permitted partial or complete termination of, or permitted the occurrence of any other event with respect to, any such plan which could reasonably be expected to result in any liability of a Loan Party, including any liability to the Pension Benefit Guaranty Corporation or its successors or any other governmental authority.

5.12 Full Disclosure. Loan Parties hereby confirm that all of the information disclosed on the Perfection Certificate (as the same may be updated from time to time pursuant to Section 6.2(a)) is true, correct and complete as of the date of this Agreement. No representation, warranty or other statement made by or on behalf of a Loan Party to Agent or Lenders (including in any certificate, instrument, agreement or document delivered pursuant to this Agreement or any other Debt Document) contains any untrue statement of a material fact or omits to state a material fact necessary to make the statements contained therein not misleading, it being recognized by Agent and Lenders that the projections and forecasts provided by Loan Parties in good faith and based upon reasonable and stated assumptions are not to be viewed as facts and that actual results during the period or periods covered by any such projections and forecasts may differ from the projected or forecasted results.

5.13 Regulatory Compliance.

(a) Each Loan Party has, and it and its products are in conformance in all material respects with, all registrations, authorizations, approvals, licenses, permits, clearances, certificates, and exemptions issued or allowed by the U.S. Food and Drug Administration (“FDA”) or any comparable governmental authority (including but not limited to device pre-market approval applications, device pre-market notifications, investigational device exemptions, product recertifications, manufacturing approvals and authorizations, CE Marks, pricing and reimbursement approvals, labeling approvals or their foreign equivalent, and wholesale distributor permits) (hereinafter “Registrations”). To the knowledge of each Loan Party, neither the FDA nor any comparable governmental authority is considering limiting, suspending, or revoking such Registrations or changing the marketing classification or labeling or other significant parameter affecting the products of the Loan Parties. To the knowledge of each Loan Party, there is no false or misleading information or significant omission in any product application or other submission to the FDA or any comparable governmental authority. The Loan Parties have fulfilled and performed their obligations under each Registration, and no event has occurred or condition or state of facts exists which would constitute a material breach, default or violation under, or would cause revocation or termination of, any such Registration. To the knowledge of each Loan Party, no event has occurred or condition or state of facts exists which would present potential product liability related, in whole or in part, to any Loan Party’s activities or products that are subject to Public Health Laws. To the knowledge of each Loan Party, any third party that contracts with the Loan Parties to manufacture products, including components, regulated as medical devices and marketed or distributed by the Loan Parties is in compliance with all Registrations required by the FDA or comparable governmental authority and all Public Health Laws insofar as they reasonably pertain to such manufacturing activities. “Public Health Laws” means all applicable Requirements of Law (as defined below) relating to the procurement, development, manufacture, production, analysis, distribution, dispensing, importation, exportation, use, handling, quality, sale, or promotion of any medical device (including, without limitation, any component) subject to regulation under the Federal Food, Drug, and Cosmetic Act (21 U.S.C. §301 et seq.) and similar state laws, pharmacy laws, or consumer product safety laws and any comparable laws in jurisdictions outside the United States.

(b) All products designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold or marketed by or on behalf of the Loan Parties that are subject to the jurisdiction of the FDA or a comparable governmental authority, have been and are being designed, developed, investigated, manufactured, prepared, assembled, packaged, tested, labeled, distributed, sold and marketed in compliance in all material respects with the Public Health Laws and all other applicable laws, statutes, ordinances, rules and regulations (each a “Requirement of Law”), including, without limitation, clinical and non-clinical evaluation, product approval or clearance, premarketing notification, good manufacturing practice, performance standards, labeling, advertising and promotion, record-keeping, establishment registration and device listing, reporting of recalls, and adverse event reporting.

(c) No Loan Party is subject to any obligation arising under an administrative or regulatory action, proceeding, investigation or inspection by or on behalf of a governmental authority (including, without limitation, the FDA), warning letter, notice of violation letter, consent decree, request for information or other notice, response or commitment made to or with the FDA or any comparable governmental authority, and no such obligation has been threatened. There is no act, omission, event, or circumstance of which any Loan Party has knowledge that would reasonably be expected to give rise to or lead to any civil, criminal or administrative action, suit, demand, claim, complaint, hearing, investigation, demand letter, warning letter, proceeding or request for information pending against any Loan Party and, to each Loan Party’s knowledge, no Loan Party has any liability (whether actual or contingent) for failure to comply with any Public Health Laws. There has not been any material violation of any Public Health Laws by any Loan Party in its product development efforts, submissions, record keeping and reports to the FDA or any other comparable governmental authority, or any promotional or marketing activities relating to products sold or distributed by any Loan Party, that could reasonably be expected to require or lead to investigation, corrective action or enforcement, regulatory or administrative action. To the knowledge of each Loan Party, there are no civil, criminal or administrative proceedings relating to any Loan Party or any officer, director or employee of any Loan Party that involve a matter within or related to the FDA or any other comparable governmental authority’s jurisdiction.

(d) As of the Closing Date, no Loan Party is undergoing any inspection related to any activities or products of the Loan Parties that are subject to Public Health Laws, or any other governmental authority investigation.

(e) During the period of six calendar years immediately preceding the Closing Date, no Loan Party has introduced into commercial distribution any products manufactured by or on behalf of any Loan Party or distributed any products on behalf of another manufacturer that were upon their shipment by any Loan Party adulterated or misbranded in violation of 21 U.S.C. § 331(a). The Loan Parties have not received any notice or communication from the FDA or comparable governmental authority alleging material noncompliance with any Requirement of Law. No product has been seized, withdrawn, recalled, detained, or subject to a suspension (other than in the ordinary course of business) of research, manufacturing, distribution or commercialization activity, and there are no facts or circumstances reasonably likely to cause (i) the seizure, denial, withdrawal, recall, detention, public health notification, safety alert or suspension of manufacturing or other activity relating to any product; (ii) a change in the labeling of any product suggesting a compliance issue or risk; or (iii) a termination, seizure or suspension of manufacturing, researching, distributing or marketing of any product. No proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, revocation, suspension, import detention, or seizure of any product are pending or, to each Loan Party’s knowledge, threatened against any Loan Party.

(f) No Loan Party nor any of its respective officers, directors, employees, agents or contractors (i) have been excluded or debarred from any federal healthcare program (including without limitation Medicare or Medicaid) or any other federal program or (ii) have received notice from the FDA or any other comparable governmental authority with respect to debarment or disqualification of any person that could reasonably be expected to have a Material Adverse Effect. No Loan Party nor any of its respective officers, directors, employees, agents or contractors have been convicted of any crime or engaged in any conduct for which (x) debarment is mandated or permitted by 21 U.S.C. § 335a or (y) such person or entity could be excluded from participating in the federal health care programs under Section 1128 of the Social Security Act or any similar law. No officer and to the knowledge of each Loan Party, no employee or agent of any Loan Party, has (aa) made any untrue statement of material fact or fraudulent statement to the FDA or any other comparable governmental authority; (bb) failed to disclose a material fact required to be disclosed to the FDA or any other comparable governmental authority; or (cc) committed an act, made a statement, or failed to make a statement that would reasonably be expected to provide the basis for the FDA or any other comparable governmental authority to invoke its policy respecting “Fraud, Untrue Statements of Material Facts, Bribery, and Illegal Gratuities,” as set forth in 56 Fed. Reg. 46191 (September 10, 1991).

(g) Except as disclosed on Schedule B, no Loan Party has granted rights to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products to any other person nor is it bound by any agreement that affects any Loan Party’s exclusive right to design, develop, manufacture, produce, assemble, distribute, license, prepare, package, label, market or sell its products.

(h) (i) Each Loan Party and its respective contract manufacturers are, and have been for the past six calendar years, in compliance in all material respects with, and each of its products in current commercial distribution is designed, manufactured, prepared, assembled, packaged, labeled, stored, installed, serviced, and processed in compliance with, the Quality System Regulation set forth in 21 C.F.R. Part 820, or comparable quality management system, including, but not limited to, ISO 13485, as applicable, (ii) each Loan Party is in compliance in all material respects with requirements applicable to the conduct of clinical investigations, including but not limited to FDA regulations set forth 21 C.F.R. 812 (Investigational Device Exemptions) and 21 C.F.R. Part 50 (Protection of Human Subjections), (iii) each Loan Party is in compliance in all material respects with the written procedures, record-keeping and reporting requirements required by the FDA or any comparable governmental authority pertaining to the reporting of adverse events and recalls involving any Loan Party’s products, including, as the case may be, Medical Device Reporting set forth in 21 C.F.R. Part 803 and Reports of Corrections and Removals set forth in 21 C.F.R. Part 806, (iv) all of the Loan Parties’ products are and have been labeled, promoted, and advertised in accordance in all material respects with their Registration or within the scope of an exemption from obtaining such Registration, and (v) each Loan Party’s establishments are registered with the FDA, as applicable, and each product of a Loan Party, if any, is listed with the FDA under the applicable FDA registration and listing regulations for medical devices.

6. AFFIRMATIVE COVENANTS.

6.1 Good Standing. Each Loan Party shall maintain its and each of its Subsidiaries’ existence and good standing in its jurisdiction of organization and maintain qualification in each jurisdiction in which the failure to so qualify could reasonably be expected to have a Material Adverse Effect. Each Loan Party shall maintain, and shall cause each of its Subsidiaries to maintain, in full force all licenses, approvals and agreements, the loss of which could reasonably be expected to have a Material Adverse Effect. “Subsidiary” means, with respect to a Loan Party, any entity the management of which is, directly or indirectly controlled by, or of which an aggregate of more than 50% of the outstanding voting capital stock (or other voting equity interest) is, at the time, owned or controlled, directly or indirectly by, such Loan Party or one or more Subsidiaries of such Loan Party, and, unless the context otherwise requires each reference to a Subsidiary herein shall be a reference to a Subsidiary of Borrower.

6.2 Notice to Agent and the Lenders. Loan Parties shall provide Agent with (a) notice of any change in the accuracy of the Perfection Certificate or any of the representations and warranties provided in Section 5 above, immediately upon the occurrence of any such change, (b) notice of the occurrence of any Default or Event of Default, promptly (but in any event within three (3) Business Days) after the date on which any officer of a Loan Party obtains knowledge of the occurrence of any such event, (c) copies of all statements, reports and notices made available generally by any Loan Party to its securityholders or to any holders of Subordinated Indebtedness (as defined below), all notices sent to any Loan Party by the holders of such Subordinated Indebtedness, and all documents filed with the Securities and Exchange Commission (“SEC”) or any securities exchange or governmental authority exercising a similar function, promptly (but in any event within three (3) Business Days) after delivering or receiving such information to or from such persons, (d) a report of any legal actions pending or threatened against any Loan Party or any Subsidiary that could result in damages or costs to any Loan Party or any Subsidiary of $250,000 or more, promptly (but in any event within three (3) Business Days) after receipt of notice thereof, including without limitation any such legal actions alleging potential or actual violations of any Public Health Law, (e) notice of any material amendments to, and copies of all material statements, reports and notices delivered to or by a Loan Party in connection with, any Material Agreement, promptly (but in any event within three (3) Business Days) after the execution or receipt thereof, (f) any notice that the FDA or comparable governmental authority is limiting, suspending or revoking any Registration, changing the market classification, distribution pathway or parameters or labeling of the products of the Loan Parties, or considering any of the foregoing, promptly (but in any event within three (3) Business Days) after receipt thereof, (g) notice that any Loan Party has become subject to any administrative or regulatory action, FDA or comparable governmental authority inspection, Form FDA 483 observation, warning letter, notice of violation letter, or other enforcement action, notice, response or commitment made to or with the FDA or any comparable governmental authority, or notice that any product of any Loan Party has been seized, withdrawn, recalled, detained, or subject to a suspension of manufacturing, or the commencement of any proceedings in the United States or any other jurisdiction seeking the withdrawal, recall, suspension, import detention, or seizure of any product are pending or threatened against any Loan Party, promptly (but in any event within three (3) Business Days) after receipt thereof, and (i) no later than 30 days after the end of each fiscal quarter, a certificate of the chief financial officer or vice president of finance of Borrower setting forth in reasonable detail any Margin Stock owned by any Loan Party as of the last day of such fiscal quarter, if any.

6.3 Financial Statements. If Borrower is a private company, it shall deliver to Agent and Lenders (a) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days of each month end, in a form acceptable to Agent and certified by Borrower’s president, chief executive officer or chief financial officer or vice president of finance, and (b) complete annual audited consolidated and, if available, consolidating financial statements prepared under GAAP and certified by an independent certified public accountant selected by Borrower and satisfactory to Agent within 210 days of the fiscal year end (and Borrower shall deliver a draft copy of the foregoing within 180 days of the fiscal year end) or, if sooner, at such time as Borrower’s Board of Directors receives the certified audit; provided, however that the Borrower shall deliver financial statements required to be delivered pursuant to subsection (b) above for the fiscal year that ended on December 31, 2013 to Agent and Lenders no later than December 15, 2014. If Borrower is a publicly held company, it shall deliver to Agent and Lenders (x) unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements within 30 days of each month end, in a form acceptable to Agent and certified by Borrower’s president, chief executive officer or chief financial officer or vice president of finance, and (y) quarterly unaudited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements and annual audited consolidated and, if available, consolidating balance sheets, statements of operations and cash flow statements, certified by a recognized firm of certified public accountants, within 5 days after the statements are required to be provided to the SEC. All audited financial statements delivered pursuant to this Section 6.3 shall be accompanied by the report of an independent certified public accounting firm acceptable to Agent which report shall (i) contain an unqualified opinion, stating that such consolidated financial statements present fairly in all material respects the financial position for the periods indicated in conformity with GAAP applied on a basis consistent with prior years; and (ii) not include any explanatory paragraph expressing substantial doubt as to going concern status. All such statements are to be prepared using GAAP (subject, in the case of unaudited financial statements, to the absence of footnotes and normal year end audit adjustments) and, if Borrower is a publicly held company, are to be in compliance with applicable SEC requirements. All financial statements delivered pursuant to this Section 6.3 shall be accompanied by a compliance certificate, signed by the chief financial officer or vice president of finance of Borrower, in the form attached hereto as Exhibit D. Borrower shall deliver to Agent and Lenders (i) as soon as available and in any event not later than 90 days after the end of each fiscal year of Borrower, an annual operating plan for Borrower, on a consolidated and, if available, consolidating basis, approved by the Board of Directors of Borrower, for the current fiscal year, in form and substance reasonably satisfactory to Agent (and Borrower shall deliver a draft of the foregoing in a form that has been delivered to Borrower’s Board of Directors not later than 30 days after the end of each fiscal year of Borrower) and (ii) such budgets, sales projections, or other business, financial, corporate affairs and other information as Agent or any Lender may reasonably request from time to time. Notwithstanding anything herein to the contrary, documents required to be delivered pursuant to this Section 6.3 may be delivered by (x) electronic mail in accordance with Section 10.2 or (y) Borrower posting such documents, or providing a link thereto, on Borrower’s website on the Internet at www.infraredx.com, and such documents shall be deemed delivered in the case of clause (y) on the date on which Agent and each Lender receives written notification of such posting (which notification may be made by electronic mail in accordance with Section 10.2).

6.4 Insurance. Each Loan Party, at its expense, shall maintain, and shall cause each Subsidiary to maintain, insurance (including, without limitation, comprehensive general liability, hazard, and business interruption insurance) with respect to all of its properties and businesses (including, the Collateral), in such amounts and covering such risks as is carried generally in accordance with sound business practice by companies in similar businesses similarly situated and in any event with deductible amounts, insurers and policies that shall be reasonably acceptable to Agent. Borrower shall deliver to Agent certificates of insurance evidencing such coverage, together with endorsements to such policies naming Agent as a lender loss payee or additional insured, as appropriate, in form and substance satisfactory to Agent. Each policy shall provide that coverage may not be canceled or altered by the insurer except upon 30 days prior written notice to Agent and shall not be subject to co-insurance. Each Loan Party appoints Agent as its attorney-in-fact to make, settle and adjust all claims under and decisions with respect to such Loan Party’s policies of insurance, and to receive payment of and execute or endorse all documents, checks or drafts in connection with insurance payments. Agent shall not act as such Loan Party’s attorney-in-fact unless an Event of Default has occurred and is continuing. The appointment of Agent as any Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until all of the Obligations (other than contingent indemnity obligations that survive termination of this Agreement and for which no claim has been asserted) are indefeasibly paid in full. Proceeds of insurance shall be applied, at the option of Agent, to repair or replace the Collateral or to reduce any of the Obligations.

6.5 Taxes. Each Loan Party shall, and shall cause each Subsidiary to, timely file all tax reports and pay and discharge all taxes, assessments and governmental charges or levies imposed upon it, or its income or profits or upon its properties or any part thereof, before the same shall be in default and before the date on which penalties attach thereto, except to the extent such taxes, assessments and governmental charges or levies are the subject of a Permitted Contest.

6.6 Agreement with Landlord/Bailee. Unless otherwise agreed to by Agent in writing, each Loan Party shall obtain and maintain such Access Agreement(s) with respect to any real property on which (a) a Loan Party’s principal place of business, (b) a Loan Party’s books or records or (c) Collateral with an aggregate value in excess of $25,000 is located (other than real property owned by such Loan Party or any Permitted Location) as Agent may require. If Agent agrees in writing that a Loan Party shall not be required to obtain and maintain an Access Agreement with respect to any real property described in the immediately preceding sentence, then within ten (10) Business Days after the due date for any rental payments with respect to such real property, the Borrower shall deliver to Agent (1) evidence in form reasonably satisfactory to Agent that such rental payment was made and (2) a certification that no default or event of default exists under any such lease.

6.7 Protection of Intellectual Property. Each Loan Party shall take all necessary actions to: (a) protect, defend and maintain the validity and enforceability of its Intellectual Property to the extent material to the conduct of its business, (b) promptly advise Agent in writing of material infringements of its Intellectual Property and, should the Intellectual Property be material to such Loan Party’s business, take all appropriate actions to enforce its rights in its Intellectual Property against infringement, misappropriation or dilution and to recover any and all damages for such infringement, misappropriation or dilution, (c) not allow any Intellectual Property material to such Loan Party’s business to be abandoned, forfeited or dedicated to the public without Agent’s written consent, and (d) notify Agent promptly, but in any event within three (3) Business Days, if it knows or has reason to know that any application or registration relating to any patent, trademark or copyright (now or hereafter existing) material to its business may become abandoned or dedicated, or of any adverse determination or development (including the institution of, or any such determination or development in, any proceeding in the United States Patent and Trademark Office, the United States Copyright Office or any court) regarding such Loan Party’s ownership of any Intellectual Property material to its business, its right to register the same, or to keep and maintain the same. Each Loan Party shall remain liable under each of its Intellectual Property licenses pursuant to which it is a licensee (“Licenses”) to observe and perform all of the conditions and obligations to be observed and performed by it thereunder. None of Agent or any Lender shall have any obligation or liability under any such License by reason of or arising out of this Agreement, the granting of a Lien, if any, in such License or the receipt by Agent (on behalf of itself and Lenders) of any payment relating to any such License. None of Agent or any Lender shall be required or obligated in any manner to perform or fulfill any of the obligations of any Loan Party under or pursuant to any License, or to make any payment, or to make any inquiry as to the nature or the sufficiency of any payment received by it or the sufficiency of any performance by any party under any License, or to present or file any claims, or to take any action to collect or enforce any performance or the payment of any amounts which may have been assigned to it or which it may be entitled at any time or times.

6.8 Special Collateral Covenants.

(a) Each Loan Party shall remain in possession of its respective Collateral solely at (1) the location(s) specified on the Perfection Certificate (as the same may be updated from time to time pursuant to Section 6.2(a)), (2) Permitted Locations, and (3) other locations where portable goods of a de minimis value (such as laptops, phones and other similar equipment) may be located in the ordinary course of business; except that Agent, on behalf of itself and Lenders, shall have the right to possess (i) any chattel paper or instrument that constitutes a part of the Collateral, (ii) any other Collateral in which Agent’s security interest (on behalf of itself and Lenders) may be perfected only by possession and (iii) any Collateral after the occurrence and during the continuance of an Event of Default in accordance with this Agreement and the other Debt Documents.

(b) Each Loan Party shall (i) use the Collateral only in its trade or business, (ii) maintain all of the Collateral in good operating order and repair, normal wear and tear excepted, and (iii) use and maintain the Collateral only in compliance with manufacturers’ recommendations and all applicable laws.

(c) Agent and Lenders do not authorize and each Loan Party agrees it shall not (i) part with possession of any of the Collateral (except to Agent (on behalf of itself and Lenders), for maintenance and repair, or for a Permitted Disposition or to Permitted Locations or bailees if such bailees are subject to an Access Agreement (if required pursuant to Section 6.6 of this Agreement)), or (ii) remove any of the Collateral from, or maintain any of the Collateral outside of, the continental United States (other than Permitted Dispositions or at Permitted Locations or with bailees), provided that (A) the aggregate amount of non-console Collateral stored at Permitted Locations outside the continental United States shall at no time exceed $100,000, (B) the aggregate amount of Collateral consisting of consoles in the possession of a third party pursuant to a revenue generating contract at Permitted Locations outside of the continental United States shall at no time exceed $1,500,000 during the 2014 and 2015 calendar years, $3,000,000 during the 2016 calendar year, $4,500,000 during the 2017 calendar year, and $6,000,000 during the 2018 calendar year, and (C) the aggregate amount of Collateral stored with bailees outside of the continental United States shall at no time exceed $250,000).

(d) Each Loan Party shall pay promptly when due all taxes, license fees, assessments and public and private charges levied or assessed on any of the Collateral, on its use, or on this Agreement or any of the other Debt Documents excluding taxes, license fees, assessments, and public and private charges which are the subject of a Permitted Contest. At its option, Agent may discharge taxes, Liens, security interests or other encumbrances at any time levied or placed on the Collateral and may pay for the maintenance, insurance and preservation of the Collateral and effect compliance with the terms of this Agreement or any of the other Debt Documents. Each Loan Party agrees to reimburse Agent, on demand, all costs and expenses incurred by Agent in connection with such payment or performance and agrees that such reimbursement obligation shall constitute Obligations.

(e) Each Loan Party shall, at all times, keep accurate and complete records of the Collateral.

(f) Each Loan Party agrees and acknowledges that any third person who may at any time possess all or any portion of the Collateral (other than Collateral located at a Permitted Location) shall be deemed to hold, and shall hold, the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders). Agent may at any time give notice to any such third person described in the preceding sentence that such third person is holding the Collateral as the agent of, and as pledge holder for, Agent (on behalf of itself and Lenders).

(g) Each Loan Party shall, during normal business hours, and in the absence of a Default or an Event of Default, upon one (1) Business Day’s prior notice, as frequently as Agent determines to be appropriate, (i) provide Agent (who may be accompanied by representatives of any Lender) and any of its officers, employees and agents access to the properties, facilities, advisors and employees (including officers) of each Loan Party and to the Collateral, (ii) permit Agent (who may be accompanied by representatives of any Lender), and any of its officers, employees and agents, to inspect, audit and make extracts from any Loan Party’s books and records (or at the request of Agent, deliver true and correct copies of such books and records to Agent), and (iii) permit Agent (who may be accompanied by representatives of any Lender), and its officers, employees and agents, to inspect, audit, appraise, review, evaluate and make test verifications and counts of the Collateral of any Loan Party; provided, however, other than following the occurrence and during the continuance of any Event of Default, any such access, inspection, audit or other action in excess of two times per year shall be at Agent’s cost and expense. Upon Agent’s request, each Loan Party will promptly notify Agent in writing of the location of any Collateral. If a Default or Event of Default has occurred and is continuing or if access is necessary to preserve or protect the Collateral as determined by Agent, each such Loan Party shall provide such access to Agent and to each Lender at all times and without advance notice. Each Loan Party shall make available to Agent and its auditors or counsel, as quickly as is possible under the circumstances, originals or copies of all books and records that Agent may reasonably request.

6.9 Further Assurances. Each Loan Party shall, upon request of Agent, furnish to Agent and the Lenders such further information, execute and deliver to Agent such documents and instruments (including, without limitation, UCC financing statements) and shall do such other acts and things as Agent may at any time reasonably request relating to the perfection or protection of the security interest created by this Agreement or for the purpose of carrying out the intent of this Agreement and the other

Debt Documents. If any Loan Party acquires any real property, such Loan Party shall notify Agent in writing and simultaneously with such acquisition, execute and/or deliver to Agent a mortgage or such other agreements and documents as Agent shall require to grant to Agent a security interest over such real property as security for the Obligations, and shall satisfy such other requirements as Agent shall reasonably request (including, without limitation, appraisal, insurance, environmental and survey requirements).

6.10 Compliance with Law. Each Loan Party shall comply with all applicable statutes, rules, regulations, standards, guidelines, policies and orders administered or issued by any governmental authority having jurisdiction over it, its business or its products, except where the failure to comply would not reasonably be expected to have, either individually or in the aggregate, a Material Adverse Effect. Without limiting the generality of the foregoing, each Loan Party shall comply in all material respects with all Public Health Laws and their implementation by any applicable governmental authority and all lawful requests of any governmental authority applicable to its products. All products developed, manufactured, tested, distributed or marketed by or on behalf of any Loan Party that are subject to the jurisdiction of the FDA or comparable governmental authority shall be developed, tested, manufactured, distributed and marketed in all material respects in compliance with the Public Health Laws and any other Requirements of Law, including, without limitation, product approval or premarket notification, good manufacturing practices, labeling, advertising, record-keeping, and adverse event reporting, and have been and are being tested, investigated, distributed, marketed, and sold in compliance in all material respects with Public Health Laws and all other Requirements of Law

6.11 Financial Covenants

(a) Minimum Liquidity Covenant. Borrower shall, at all times, maintain unrestricted cash and Cash Equivalents in one or more deposit accounts or securities accounts at Square 1 Bank subject to an Account Control Agreement, and subject to a first-priority perfected Lien in favor of Agent, in an aggregate amount equal to or greater than the positive value of the product of six times the Monthly Cash Burn Amount. “Monthly Cash Burn Amount” means, with respect to Borrower and its consolidated Subsidiaries, as of any date of determination, an amount equal to (a) the sum of (i) EBITDA of Borrower and its consolidated Subsidiaries for the immediately preceding six month period, less (ii) (A) cash taxes, (B) non-financed capital expenditures, (C) cash interest payments, (D) dividends or distributions paid to the extent permitted to be paid hereunder, and (E) to the extent such payments are not deducted in the calculation of EBITDA, license payments, in each case paid by Borrower or any of its consolidated Subsidiaries during the immediately preceding six month period, and less (iii) the current portion of interest bearing liabilities due and payable in the immediately succeeding six month period (without giving effect to any Extension Option, unless such Extension Option has been exercised), divided by (b) six. “EBITDA” means with respect to Borrower and its consolidated Subsidiaries for any period, the total of the following, all of which shall be determined by Agent in its reasonable credit judgment and shall be determined in accordance with GAAP: (a) the consolidated net income (loss) of Borrower and its consolidated Subsidiaries for such period, plus (b) without duplication, to the extent included in the calculation of consolidated net income of Borrower and its consolidated Subsidiaries for such period, the sum of the following amounts of Borrower and its consolidated Subsidiaries for such period, (i) income taxes paid or accrued (excluding any amounts Borrower or any of its consolidated Subsidiaries includes in its sales, general and administrative expenses), (ii) interest expense (net of interest income), paid or accrued, (iii) amortization and depreciation expense, (iv) compensation paid in stock, and (v) other non-cash charges as approved by Agent in its sole discretion. EBITDA shall be measured on an accrual accounting basis.

(b) Revenue Covenant. Borrower and its consolidated Subsidiaries shall achieve consolidated net product revenues (measured in accordance with GAAP) equal to not less than the amounts set forth on Schedule C for the applicable testing period, which covenant shall be tested monthly on a trailing six-month basis

6.12 Additional Post-Closing Covenant.

(a) Within forty-five (45) days after the Closing Date, the Borrower shall deliver to Agent fully executed signature pages of each 2014 Subordinated Note Holders (as defined below) to the 2014 Subordination Agreement (as defined below).

(b) Within forty-five (45) days after the Closing Date, the Loan Parties, Agent, and Square 1 shall enter into an Account Control Agreement in form and substance reasonably acceptable to Agent and Square 1 with respect to the Banking Services Collateral Accounts (as defined below).

The failure to comply with either of the covenants set forth in (a) or (b) of this Section 6.12 shall be an immediate Event of Default.

7. NEGATIVE COVENANTS

7.1 Liens. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, create, incur, assume or permit to exist any Lien on any Collateral, including, without limitation, Intellectual Property (other than Permitted Liens), or grant any negative pledges on any Collateral, including, without limitation, the Intellectual Property (except limitations on Liens on any Property, other than Intellectual Property, whose acquisition, repair, improvement or construction is financed by capitalized lease obligations or purchase money Indebtedness (permitted under clause (c) of the definition of Permitted Indebtedness) set forth in the agreement governing such Indebtedness with respect thereto).

7.2 Indebtedness. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly create, incur, assume, permit to exist, guarantee or otherwise become or remain directly or indirectly liable with respect to, any Indebtedness (as hereinafter defined), except for (a) the Obligations, (b) Indebtedness existing on the date hereof and set forth on Schedule B to this Agreement, (c) Indebtedness consisting of capitalized lease obligations and purchase money Indebtedness, in each case incurred by Borrower or any of its Subsidiaries to finance the acquisition, repair, improvement or construction of fixed or capital assets of such person, provided that (i) the aggregate outstanding principal amount of all such Indebtedness does not exceed $250,000.00 at any time and (ii) the principal amount of such Indebtedness does not exceed the lower of the cost or fair market value of the property so acquired or built or of such repairs or improvements financed with such Indebtedness (each measured at the time of such acquisition, repair, improvement or construction is made), and (d) (i) Indebtedness arising in connection with the notes issued to the holders of the Secured Convertible Promissory Notes, as amended (the “November Subordinated Note Holders”), pursuant to that certain Note and Warrant Purchase and Security Agreement entered into as of November 27, 2012, as amended, in an aggregate principal amount not to exceed $26,000,000 (the “November Subordinated Notes”), and which is subject to a subordination agreement executed by the November Subordinated Note Holders in favor of Agent and entered into as of November 27, 2012 and effective as of November 21, 2012, as amended, and reaffirmed as of the Closing Date (as the same may be amended from time to time, the “November Subordination Agreement”), and (ii) Indebtedness arising in connection with the notes issued to the holders of the Convertible Promissory Notes (the “2014 Subordinated Note Holders” and together with the November Subordinated Note Holders, the “Subordinated Note Holders”) pursuant to that certain Note and Warrant Purchase Agreement entered into as of November 7, 2014 in an aggregate principal amount not to exceed $15,000,000 (the “2014 Subordinated Notes” and together with the November Subordinated Notes, collectively, the “Subordinated Notes”), and which is subject to a subordination agreement executed by the 2014 Subordinated Note Holders in favor of Agent and entered into as of November 12, 2014 (as the same may be amended from time to time, the “2014 Subordination Agreement” and together with the November Subordination Agreement, collectively, the “Subordination Agreement”) (in each case of (i) and (ii), collectively, the “Subordinated Indebtedness”). The term “Indebtedness” means, with respect to any person, at any date, without duplication, (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes or other similar instruments, or upon which interest payments are customarily made, (iii) all obligations of such person to pay the deferred purchase price of property or services, but excluding obligations to trade creditors incurred in the ordinary course of business and not past due by more than 90 days, (iv) all capital lease obligations of such person, (v) the principal balance outstanding under any synthetic lease, tax retention operating lease, off-balance sheet loan or similar off-balance sheet financing product, (vi) all obligations of such person to purchase securities (or other property) which arise out of or in connection with the issuance or sale of the same or substantially similar securities (or property), (vii) all contingent or non-contingent obligations of such person to reimburse any bank or other person in respect of amounts paid under a letter of credit or similar instrument, (viii) all equity securities of such person subject to repurchase or redemption otherwise than at the sole option of such person, (ix) all “earnouts” and similar payment obligations of such person, (x) all indebtedness secured by a Lien on any asset of such person, whether or not such indebtedness is otherwise an obligation of such person, (xi) all obligations of such person under any foreign exchange contract, currency swap agreement, interest rate swap, cap or collar agreement or other similar agreement or arrangement designed to alter the risks of that person arising from fluctuations in currency values or interest rates, in each case whether contingent or matured, and (xii) all obligations or liabilities of others guaranteed by such person.

7.3 Dispositions. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, convey, sell, rent, lease, sublease, mortgage, license, transfer or otherwise dispose of (collectively, “Transfer”) any of the Collateral, including, without limitation, any Intellectual Property, except for the following (collectively, “Permitted Dispositions”): (a) sales of inventory in the ordinary course of business, (b) dispositions by a Loan Party or any of its Subsidiaries of tangible assets that are no longer used or useful in the business of such Loan Party or Subsidiary for cash and fair value so long as (i) no Default or Event of Default exists at the time of such disposition or would be caused after giving effect thereto and (ii) the fair market value of all such assets disposed of does not exceed $250,000 in any calendar year, (c) non-exclusive and exclusive licenses for the use of any Loan Party’s Intellectual Property in the ordinary course of business, so long as, with respect to each such license, (i) no Default or Event of Default has occurred and is continuing at the time of such Transfer, (ii) the license constitutes an arms-length transaction in the ordinary course of business (and in the case of an exclusive license, made in connection with a bona fide corporate collaboration in the ordinary course of business and approved by the board of directors of the applicable Loan Party) and the terms of which, on their face, do not provide for a sale or assignment of any Intellectual Property and do not restrict such Loan Party’s ability to pledge, grant a security interest in or Lien on, or assign or otherwise Transfer any Intellectual Property, (iii) the applicable Loan Party delivers fifteen (15) days prior written notice and a brief summary of the terms of the license to Agent, (iv) the applicable Loan Party delivers to Agent copies of the final executed licensing documents in connection with the license promptly upon consummation of the license and (v) all royalties, milestone payments or other proceeds arising from the licensing agreement are paid to a deposit account that is governed by an Account Control Agreement, (d) provided no Default or Event of Default has occurred and is continuing, the sale or transfer of a one-half ownership interest in the patents identified as the “Japanese Patents” in Schedule B hereto (the “Japanese Patents,” and such one-half ownership interest in such Japanese Patents, the “50% Japanese Patent Interest”) pursuant to that certain Amended and Restated International Distribution Agreement between Borrower and Nipro Corporation (the “Restated Nipro Agreement”), to be entered into on or before the date that is forty-five (45) days following the Closing Date in substantially the form approved by Agent and Requisite Lenders prior to the Closing Date (including, for the avoidance of doubt, provisions related to certain Nipro purchase rights with respect to the Loan Parties’ retained one-half ownership interest in the Japanese Patents as approved by Agent and Requisite Lenders prior to the Closing Date), with the sale and transfer of the 50% Japanese Patent Interest pursuant to the Restated Nipro Agreement to occur after the execution of the Restated Nipro Agreement but on or before the date that is sixty (60) days following the Closing Date, and provided further that, if (i) the Restated Nipro Agreement has not been fully executed by the date that is forty-five (45) days following the Closing Date, (ii) if substantial modifications are made to the form of the Restated Nipro Agreement approved by Agent and Requisite Lenders prior to the Closing Date, or (iii) the sale and transfer of the 50% Japanese Patent Interest does not occur by the date that is sixty (60) days following the Closing Date, the execution of the Restated Nipro Agreement and the sale or transfer of the 50% Japanese Patent Interest pursuant thereto shall not be permitted pursuant to this Section 7.3 and shall require Agent’s and Requisite Lenders’ prior written consent, and (e) provided the Restated Nipro Agreement is entered into in accordance with subsection (d) above, the licenses for certain of the Loan Party’s Intellectual Property as set forth in the Restated Nipro Agreement. Upon a disposition of the 50% Japanese Patent Interest in accordance with subsection (d) above, the Agent’s security interest (on behalf of itself and Lenders) in the 50% Japanese Patent Interest shall be deemed to be released, provided that upon any re-conveyance of the 50% Japanese Patent Interest back to any Loan Party, the Agent’s security interest (on behalf of itself and Lenders) in the 50% Japanese Patent Interest will be deemed to be subsequently granted by the Loan Parties and re-attach to the 50% Japanese Patent Interest. For the avoidance of doubt, the Agent will not and shall not be deemed to have released its security interest (on behalf of itself and Lenders) in the Loan Parties’ retained one-half ownership interest in the Japanese Patents).

7.4 Change in Name, Location or Executive Office; Change in Business; Change in Fiscal Year. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) change its name or its jurisdiction of organization, (b) relocate its chief executive office without 30 days prior written notification to Agent, (c) engage in any business other than or reasonably related or incidental to the businesses currently engaged in by such Loan Party or Subsidiary, (d) cease to conduct business substantially in the manner conducted by such Loan Party or Subsidiary as of the date of this Agreement or (e) change its fiscal year end.

7.5 Mergers or Acquisitions. No Loan Party shall merge or consolidate, and no Loan Party shall permit any of its Subsidiaries to merge or consolidate, with or into any other person or entity (other than mergers of a Subsidiary into Borrower in which Borrower is the surviving entity) or acquire, or permit any of its Subsidiaries to acquire, all or substantially all of the capital stock or property of another person or entity or all or substantially all of the assets constituting any line of business, division, branch, operating division or other unit operation of another person or entity.

7.6 Restricted Payments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) declare or pay any dividends or make any other distribution or payment on account of or redeem, retire, defease or purchase any capital stock (other than the payment of dividends to Borrower and repurchases of Borrower’s stock from former officers, directors or agents pursuant to stock option plans, provided that (i) the amount of such repurchases shall not exceed $100,000 in the aggregate in any twelve month period and (ii) at the time any such repurchase is made no Default or Event of Default shall have occurred and be continuing), (b) purchase, redeem, defease or prepay any principal of, premium, if any, interest or other amount payable in respect of any Indebtedness (other than with respect to the Obligations as described in Section 2.3) prior to its scheduled maturity, (c) make any payment in respect of management fees or consulting fees (or similar fees) to any equityholder or other Affiliate of a Loan Party, (d) purchase or make any payment on or with respect to any Subordinated Indebtedness, except as expressly permitted by the Subordination Agreement, or (e) be a party to or bound by an agreement that restricts a Subsidiary from paying dividends or otherwise distributing property to Borrower.

7.7 Investments. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly (a) acquire or own, or make any loan, advance or capital contribution (an “Investment”) in or to any person or entity, (b) acquire or create any Subsidiary, or (c) engage in any joint venture or partnership with any other person or entity, other than: (i) Investments existing on the date hereof and set forth on Schedule B to this Agreement, (ii) Investments in cash and Cash Equivalents (as defined below), and (iii) loans or advances to employees of Borrower or any of its Subsidiaries to finance travel, entertainment and relocation expenses and other ordinary business purposes in the ordinary course of business as presently conducted, provided that the aggregate outstanding principal amount of all loans and advances permitted pursuant to this clause (iii) shall not exceed $100,000 at any time (collectively, the “Permitted Investments”). The term “Cash Equivalents” means (u) any readily-marketable securities (i) issued by, or directly, unconditionally and fully guaranteed or insured by the United States federal government or (ii) issued by any agency of the United States federal government the obligations of which are fully backed by the full faith and credit of, or implicitly guaranteed by, the United States federal government, (v) any readily-marketable direct obligations issued by any other agency of the United States federal government, any state of the United States or any political subdivision of any such state or any public instrumentality thereof, in each case having a rating of at least “A-1” from S&P or at least “P-1” from Moody’s, (w) corporate debt obligations with a rating of at least A by S&P or A-2 by Moody’s, (x) any commercial paper rated at least “A-1” by S&P or “P-1” by Moody’s and issued by any entity organized under the laws of any state of the United States, (y) any U.S. dollar-denominated time deposit, insured certificate of deposit, overnight bank deposit or bankers’ acceptance issued or accepted by (i) Agent or (ii) any commercial bank that is (A) organized under the laws of the United States, any state thereof or the District of Columbia, (B) “adequately capitalized” (as defined in the regulations of its primary federal banking regulators) and (C) has Tier 1 capital (as defined in such regulations) in excess of $250,000,000 or (z) shares of any United States money market fund that (i) has substantially all of its assets invested continuously in the types of investments referred to in clause (u), (v), (w), (x) or (y) above with maturities as set forth in the proviso below, (ii) has net assets in excess of $500,000,000 and (iii) has obtained from either S&P or Moody’s the highest rating obtainable for money market funds in the United States; provided, however, that the maturities of all obligations specified in any of clauses (u), (v), (w), (x) and (y) above shall not exceed 365 days. For the avoidance of doubt, “Cash Equivalents” does not include (and each Loan Party is prohibited from purchasing or purchasing participations in) any auction rate securities or other corporate or municipal bonds with a long-term nominal maturity for which the interest rate is reset through a Dutch auction.

7.8 Transactions with Affiliates. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, directly or indirectly enter into or permit to exist any transaction with any Affiliate (as defined below) of a Loan Party or any Subsidiary of a Loan Party except for transactions that are in the ordinary course of such Loan Party’s or such Subsidiary’s business, upon fair and reasonable terms that are no more favorable to such Affiliate than would be obtained in an arm’s length transaction. As used herein, “Affiliate” means, with respect to any Person, (a) each officer, director, partner or joint-venturer of such Person (and in the case of any Person that is a limited liability company, each manager and member of such Person), and (b) any other Person that, directly or indirectly, controls, is controlled by or is under common control with such Person; provided, however, that neither Agent nor any Lender shall be an Affiliate of any Loan Party or of any Subsidiary of any Loan Party solely by reason of the provisions of the Debt Documents. For purposes of this definition, “control” means the possession of either (i) the power to vote, or the beneficial ownership of, 10% or more of the voting Stock of such Person (either directly or through the ownership of Stock Equivalents) or (ii) the power to direct or cause the direction of the management and policies of such Person, whether through the ownership of voting securities, by contract or otherwise. “Stock” means all shares of capital stock (whether denominated as common stock or preferred stock), equity interests, beneficial, partnership or membership interests, joint venture interests, participations or other ownership or profit interests in or equivalents (regardless of how designated) of or in a Person (other than an individual), whether voting or non-voting. “Stock Equivalents” means all securities convertible into or exchangeable for Stock or any other Stock Equivalent and all warrants, options or other rights to purchase, subscribe for or otherwise acquire any Stock or any other Stock Equivalent, whether or not presently convertible, exchangeable or exercisable.

7.9 Compliance. No Loan Party shall, and no Loan Party shall permit any of its Subsidiaries to, (a) fail to comply with the laws and regulations described in clauses (b) or (c) of Section 5.8 herein, (b) use any portion of the Term Loan to purchase, become engaged in the business of purchasing or selling, or extend credit for the purpose of purchasing or carrying Margin Stock or otherwise in any manner which is in contravention of any Requirement of Law of any governmental authority or in violation of this Agreement, or (c) fail to comply in any material respect with, or violate in any material respect any other law or regulation (including without limitation any Public Health Law).

7.10 Deposit Accounts and Securities Accounts. On or before the transfer of the 50% Japanese Patent Interest pursuant to the Restated Nipro Agreement, Borrower shall deposit at least $3,500,000 in unrestricted cash or Cash Equivalents (the “Japanese Patent Deposit”) into a segregated account held at Square 1 Bank and subject to a full dominion Account Control Agreement (as defined below) and such Japanese Patent Deposit shall not be available to Borrower for any use; provided that (i) at such time as Borrower has trailing twelve month net product revenues equal to or greater than $30,000,000 (as shown and certified in the most recent financial statements and compliance certificate delivered in accordance with Section 6.3 hereof), or (ii) the 50% Japanese Patent Interest is re-conveyed to a Loan Party, and, in either case of (i) or (ii) above, no Default or Event of Default shall have occurred and be continuing at such time, such Japanese Patent Deposit shall be released and available to Borrower for uses permitted in this Agreement, provided the other requirements of this Section shall apply to the cash and Cash Equivalents. At all times that Square 1 Bank is a Lender, no Loan Party shall directly or indirectly maintain or establish any deposit account or securities account with any party other than such Lender or Lender’s affiliates. Further, no Loan Party shall directly or indirectly maintain or establish any deposit account or securities account, other than the Banking Services Collateral Accounts (as defined below) and subject to Section 6.12(b), unless Agent, the applicable Loan Party or Loan Parties and the depository institution or securities intermediary at which the account is or will be maintained enter into a deposit account control agreement or securities account control agreement, as the case may be, in form and substance satisfactory to Agent (an “Account Control Agreement”) (which agreement shall provide, among other things, that (i) such depository institution or securities intermediary has no rights of setoff or recoupment or any other claim against such deposit or securities account (except as agreed to by Agent), other than for payment of its service fees and other charges directly related to the administration of such account and for returned checks or other items of payment, and (ii) such depository institution or securities intermediary shall comply with all instructions of Agent without further consent of such Loan Party or Loan Parties, as applicable, including, without limitation, an instruction by Agent to comply exclusively with instructions of Agent with respect to such account (such notice, a “Notice of Exclusive Control”)), prior to or concurrently with the establishment of such deposit account or securities account (or in the case of any such deposit account or securities account maintained as of the date hereof, on or before the Closing Date). Agent may only give a Notice of Exclusive Control with respect to any deposit account or securities account at any time at which a Default or Event of Default has occurred and is continuing. At the request of Agent, Borrower shall create or designate a dedicated deposit account or accounts to be used exclusively for payroll or withholding tax purposes. “Banking Services Collateral Accounts” means those segregated cash collateral accounts at Square 1 that secure the Indebtedness to Square 1 for banking services obligations identified on Schedule B, provided that the aggregate value of Collateral held in the Banking Services Collateral Accounts shall not exceed (i) during the 2014 and 2015 calendar years, $600,000, (ii) during the 2016 calendar year, $750,000, and (iii) during the 2017 calendar year and after, $1,000,000.

7.11 Amendments to Other Agreements. No Loan Party shall amend, modify or waive any provision of (a) any Material Agreement (unless the net effect of such amendment, modification or waiver is not adverse in any material respect to any Loan Party, Agent or Lenders), (b) any of such Loan Party’s organizational documents (unless the net effect of such amendment, modification or waiver is not materially adverse to any Loan Party, Agent or Lenders in their capacity as Agent or Lenders, respectively, and not in their capacity as equity holders), or (c) any document relating to any of the Subordinated Indebtedness, in each case, without the prior written consent of Agent and the Requisite Lenders.

8. DEFAULT AND REMEDIES.

8.1 Events of Default. Loan Parties shall be in default under this Agreement and each of the other Debt Documents if (each of the following, an “Event of Default”):

(a) Borrower shall fail to pay (i) any principal when due, or (ii) any interest, fees or other Obligations (other than as specified in clause (i)) within a period of 3 days after the due date thereof (other than on the Term Loan Maturity Date);

(b) any Loan Party breaches any of its obligations under Section 6.1 (solely as it relates to maintaining its existence), Section 6.2, Section 6.3 (other than as provided in 8.1(c), below), Section 6.4, Section 6.11, Section 6.12 or Article 7;

(c) any Loan Party breaches any of its obligations under Section 6.3(a) and fails to cure such breach within 3 Business Days;

(d) any Loan Party breaches any of its other obligations under any of the Debt Documents and fails to cure such breach within 30 days after the earlier of (i) the date on which an officer of such Loan Party becomes aware, or through the exercise of reasonable diligence should have become aware, of such failure and (ii) the date on which notice shall have been given to Borrower from Agent or the Requisite Lenders;

(e) any warranty, representation or statement made or deemed made by or on behalf of any Loan Party in any of the Debt Documents or otherwise in connection with any of the Obligations shall be false or misleading in any material respect when made or deemed made;

(f) any of the Collateral is subjected to attachment, execution, levy, seizure or confiscation in any legal proceeding or otherwise, or if any legal or administrative proceeding is commenced against any Loan Party or any of the Collateral, which in the good faith judgment of Agent subjects any of the Collateral to a material risk of attachment, execution, levy, seizure or confiscation and no bond is posted or protective order obtained to negate such risk;

(g) one or more judgments, orders or decrees shall be rendered against any Loan Party or any Subsidiary of a Loan Party that exceeds by more than $50,000 any insurance coverage applicable thereto (to the extent the relevant insurer has been notified of such claim and has not denied coverage therefor) and either (i) enforcement proceedings shall have been commenced by any creditor upon any such judgment, order or decree or (ii) such judgment, order or decree shall not have been vacated or discharged for a period of 10 consecutive days and there shall not be in effect (by reason of a pending appeal or otherwise) any stay of enforcement thereof;

(h) (i) any Loan Party, or any Subsidiary of a Loan Party shall generally not pay its debts as such debts become due, shall admit in writing its inability to pay its debts generally, shall make a general assignment for the benefit of creditors, or shall cease doing business as a going concern, (ii) any proceeding shall be instituted by or against any Loan Party, or any Subsidiary of a Loan Party, seeking to adjudicate it as bankrupt or insolvent or seeking liquidation, winding up, reorganization, arrangement, adjustment, protection, relief, composition of it or its debts or any similar order, in each case under any law relating to bankruptcy, insolvency or reorganization or relief of debtors or seeking the entry of an order for relief or the appointment of a custodian, receiver, trustee, conservator, liquidating agent, liquidator, other similar official or other official with similar powers, in each case for it or for any substantial part of its property and, in the case of any such proceedings instituted against (but not by or with the consent of) such Loan Party or such Subsidiary, either such proceedings shall remain undismissed or unstayed for a period of 45 days or more or any action sought in such proceedings shall occur or (iii) any Loan Party or any Subsidiary of a Loan Party shall take any corporate or similar action or any other action to authorize any action described in clause (i) or (ii) above;

(i) an event or development occurs which could reasonably be expected to have a Material Adverse Effect;

(j) (i) any provision of any Debt Document shall fail to be valid and binding on, or enforceable against, a Loan Party that is a party thereto, (ii) any Debt Document purporting to grant a security interest to secure any Obligation shall fail to create a valid and enforceable security interest on any Collateral purported to be covered thereby or such security interest shall fail or cease to be a perfected Lien with the priority required in the relevant Debt Document, or (iii) any subordination provision set forth in any document evidencing or relating to the Subordinated Indebtedness shall, in whole or in part, terminate or otherwise fail or cease to be valid and binding on, or enforceable against, any agent for or holder of the Subordinated Indebtedness (or such person shall so state in writing), or any Loan Party shall state in writing that any of the events described in clause (i), (ii) or (iii) above shall have occurred;

(k) (i) any Loan Party or any Subsidiary of a Loan Party defaults under any Material Agreement (after any applicable grace period contained therein) where the damages against or other losses incurred by such Loan Party could reasonably be expected to exceed $250,000 in the aggregate, (ii) (A) any Loan Party or any Subsidiary of a Loan Party fails to make (after any applicable grace period) any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on any Indebtedness (other than the Obligations) of such Loan Party or such Subsidiary having an aggregate principal amount (including undrawn committed or available amounts and including amounts owing to all creditors under any combined or syndicated credit arrangement) of more than $250,000.00 (“Material Indebtedness”), (B) any other event shall occur or condition shall exist under any contractual obligation relating to any such Material Indebtedness, if the effect of such event or condition is to accelerate, or to permit the acceleration of (without regard to any subordination terms with respect thereto), the maturity of such Material Indebtedness or (C) any such Material Indebtedness shall become or be declared to be due and payable, or be required to be prepaid, redeemed, defeased or repurchased (other than by a regularly scheduled required prepayment), prior to the stated maturity thereof, (iii) Borrower or any Subsidiary defaults (beyond any applicable grace period) under any obligation for payments due or otherwise under any lease agreement that meets the criteria for the requirement of an Access Agreement under Section 6.6 and, as a result thereof, the landlord thereunder has the right to terminate such lease agreement, or (iv) notwithstanding subsections (i) and (ii) above, any Loan Party or any Subsidiary of a Loan Party defaults under any agreement relating to or evidencing the Subordinated Indebtedness (after any applicable grace period) or fails to make any payment when due (whether due because of scheduled maturity, required prepayment provisions, acceleration, demand or otherwise) on the Subordinated Indebtedness, regardless of the amount of damages against or other losses incurred by such Loan Party or the principal amount of such Subordinated Indebtedness;

(l) (i) any of the chief executive officer, the chief financial officer or vice president of finance or the chief medical officer of Borrower as of the date hereof shall cease to be involved in the day to day operations (including research development) or management of the business of Borrower, and a successor of such officer reasonably acceptable to Agent is not appointed on terms reasonably acceptable to Agent within 90 days of such cessation or involvement, (ii) the acquisition, directly or indirectly, by any person or group (as such term is used in Section 13(d)(3) of the Securities Exchange Act of 1934), other than Sanderling Venture Partners VI Co-Investment Fund, L.P., Eastwood Capital Corp., Intrepid Maritime, LLC (or, with respect to any of the foregoing, any investment fund that directly or indirectly controls, is controlled by or is under common control with such Person), or Nipro Corporation (or any Subsidiary of Nipro Corporation), of more than twenty-five percent (25%) of the voting power of the voting stock of Borrower by way of merger or consolidation or otherwise (iii) during any period of twelve consecutive calendar months, individuals who at the beginning of such period constituted the board of directors of Borrower (together with any new directors whose election by the board of directors of Borrower or whose nomination for election by the stockholders of Borrower was approved by a vote of at least two-thirds of the directors then still in office who either were directors at the beginning of such period or whose election or nomination for election was previously so approved) cease for any reason other than death or disability to constitute a majority of the directors then in office, or (iv) Borrower ceases to own and control, directly or indirectly, all of the economic and voting rights associated with the outstanding voting capital stock (or other voting equity interest) of each of its Subsidiaries; or

(m) (i) The FDA or any other governmental authority initiates enforcement action against any Loan Party or any supplier of a Loan Party that causes any Loan Party to recall, withdraw, remove or discontinue marketing or conducting clinical research on any of its products unless such enforcement action is not reasonably expected to result in liability and expense to the Loan Parties of $250,000 or more or is not reasonably expected to result in an interruption in manufacturing and shipment to a Loan Party’s customers of any of the products of greater than 30 days; (ii) the FDA or any other governmental authority issues a warning letter to any Loan Party with respect to any of its activities or products which could reasonably be expected to have a Material Adverse Effect; (iii) any Loan Party conducts a mandated or voluntary recall which could reasonably be expected to result in liability and expense to the Loan Parties of $250,000 or more; or (iv) any Loan Party enters into a settlement agreement with the FDA or any other governmental authority that results in aggregate liability as to any single or related series of transactions, incidents or conditions, of $250,000 or more, or that could reasonably be expected to have a Material Adverse Effect.

8.2 Lender Remedies. Upon the occurrence and during the continuance of any Event of Default, Agent may, and at the written request of the Requisite Lenders shall, terminate the Term Loan Commitments (if outstanding) and/or declare any or all of the Obligations to be immediately due and payable, without demand or notice to any Loan Party and the accelerated Obligations shall bear interest at the Default Rate pursuant to Section 2.5, provided that, upon the occurrence of any Event of Default specified in Section 8.1(h) above, the Obligations shall be automatically accelerated. After the occurrence and during the continuance of an Event of Default, Agent shall have (on behalf of itself and Lenders) all of the rights and remedies of a secured party under the UCC, and under any other applicable law. Without limiting the foregoing, Agent shall have the right to, and at the written request of the Requisite Lenders shall, (a) notify any account debtor of any Loan Party or any obligor on any instrument which constitutes part of the Collateral to make payments to Agent (for the benefit of itself and Lenders), (b) with or without legal process, enter any premises where the Collateral may be and take possession of and remove the Collateral from the premises or store it on the premises, (c) sell the Collateral at public or private sale, in whole or in part, and have the right to bid and purchase at such sale, or (d) lease or otherwise dispose of all or part of the Collateral, applying proceeds from such disposition to the Obligations in accordance with Section 8.3. If requested by Agent, Loan Parties shall promptly assemble the Collateral and make it available to Agent at a place to be designated by Agent. Agent may also render any or all of the Collateral unusable at a Loan Party’s premises and may dispose of such Collateral on such premises without liability for rent or costs. Any notice that Agent is required to give to a Loan Party under the UCC of the time and place of any public sale or the time after which any private sale or other intended disposition of the Collateral is to be made shall be deemed to constitute reasonable notice if such notice is given in accordance with this Agreement at least 10 days prior to such action. Effective only upon the occurrence and during the continuance of an Event of Default, each Loan Party hereby irrevocably appoints Agent (and any of Agent’s designated officers or employees) as such Loan Party’s true and lawful attorney to: (i) take any of the actions specified above in this paragraph; (ii) endorse such Loan Party’s name on any checks or other forms of payment or security that may come into Agent’s possession; (iii) settle and adjust disputes and claims respecting the accounts directly with account debtors, for amounts and upon terms which Agent determines to be reasonable; and (iv) do such other and further acts and deeds in the name of such Loan Party that Agent may deem necessary or desirable to enforce its rights in or to any of the Collateral or to perfect or better perfect Agent’s security interest (on behalf of itself and Lenders) in any of the Collateral. For the purpose of enabling Agent to exercise rights and remedies under this Section 8.2 at such time as Agent shall be lawfully entitled to exercise such rights and remedies, each Loan Party hereby grants to Agent (on behalf of itself and Lenders), (A) an irrevocable, nonexclusive, worldwide license (exercisable without payment of royalty or other compensation to such Loan Party), to use or sublicense any Intellectual Property now owned or hereafter acquired by such Loan Party and including in such license access to all media in which any of the licensed items may be recorded or stored and to all computer software and programs used for the compilation or printout thereof and (B) an irrevocable license (without payment of rent or other compensation to such Loan Party) to use, operate and occupy all real property owned, operated, leased, subleased or otherwise occupied by such Loan Party. The appointment of Agent as each Loan Party’s attorney in fact is a power coupled with an interest and is irrevocable until the date on which all of the Obligations (other than contingent indemnity obligations that survive termination of this Agreement and for which no claim has been asserted) are indefeasibly paid in full in cash, all of the Term Loan Commitments hereunder are terminated, and this Agreement shall have been terminated (the “Termination Date”).

8.3 Application of Proceeds. Notwithstanding anything herein to the contrary, proceeds from any Transfer of the Collateral, including, without limitation, the Intellectual Property (other than Permitted Dispositions) and all payments made to or proceeds of Collateral, including, without limitation, Intellectual Property received by Agent during the continuance of an Event of Default shall be applied as follows: (a) first, to pay all fees, costs, indemnities, reimbursements and expenses then due to Agent under the Debt Documents in its capacity as Agent under the Debt Documents, until paid in full in cash, (b) second, to pay all fees, costs, indemnities, reimbursements and expenses then due to Lenders under the Debt Documents in accordance with their respective Pro Rata Shares, until paid in full in cash, (c) third, to pay all interest on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares (other than interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(h) if a claim for such amounts is not allowable in such proceeding), until paid in full in cash, (d) fourth, to pay all principal on the Term Loan then due to Lenders in accordance with their respective Pro Rata Shares, until paid in full in cash, (e) fifth, to pay all other Obligations (including, without limitation, all interest, fees, expenses and other amounts accrued after the commencement of any proceeding referred to in Section 8.1(h) whether or not a claim for such amounts is allowable in such proceeding), until paid in full in cash, and (f) sixth, to Borrower or as otherwise required by any Requirement of Law. Borrower shall remain fully liable for any deficiency.

9. THE AGENT.

9.1 Appointment of Agent.

(a) Each Lender hereby appoints GECC (together with any successor Agent pursuant to Section 9.6) as Agent under the Debt Documents and authorizes Agent to (a) execute and deliver the Debt Documents and accept delivery thereof on its behalf from Loan Parties, (b) take such action on its behalf and to exercise all rights, powers and remedies and perform the duties as are expressly delegated to Agent under such Debt Documents and (c) exercise such powers as are reasonably incidental thereto. The provisions of this Article 9 are solely for the benefit of Agent and Lenders and none of Loan Parties nor any other person shall have any rights as a third party beneficiary of any of the provisions hereof. In performing its functions and duties under this Agreement and the other Debt Documents, Agent shall act solely as an agent of Lenders and does not assume and shall not be deemed to have assumed any obligation toward or relationship of agency or trust with or for any Loan Party or any other person. Agent shall have no duties or responsibilities except for those expressly set forth in this Agreement and the other Debt Documents. The duties of Agent shall be mechanical and administrative in nature and Agent shall not have, or be deemed to have, by reason of this Agreement, any other Debt Document or otherwise a fiduciary or trustee relationship in respect of any Lender. Except as expressly set forth in this Agreement and the other Debt Documents, Agent shall not have any duty to disclose, and shall not be liable for failure to disclose, any information relating to Borrower or any of its Subsidiaries that is communicated to or obtained by GECC or any of its affiliates in any capacity. Without limiting the generality of the foregoing, each Lender acknowledges that it has received a copy of the Subordination Agreement, consents to and authorizes Agent’s execution and delivery thereof on behalf of such Lender and agrees to be bound by the terms and provisions thereof.

(b) Without limiting the generality of clause (a) above, Agent shall have the sole and exclusive right and authority (to the exclusion of the Lenders), and is hereby authorized, to (i) act as the disbursing and collecting agent for the Lenders with respect to all payments and collections arising in connection with the Debt Documents (including in any other bankruptcy, insolvency or similar proceeding), and each person making any payment in connection with any Debt Document to any Lender is hereby authorized to make such payment to Agent, (ii) file and prove claims and file other documents necessary or desirable to allow the claims of Agent and Lenders with respect to any Obligation in any proceeding described in any bankruptcy, insolvency or similar proceeding (but not to vote, consent or otherwise act on behalf of such Lender), (iii) act as collateral agent for Agent and each Lender for purposes of the perfection of all Liens created by the Debt Documents and all other purposes stated therein, (iv) manage, supervise and otherwise deal with the Collateral, (v) take such other action as is necessary or desirable to maintain the perfection and priority of the Liens created or purported to be created by the Debt Documents, (vi) except as may be otherwise specified in any Debt Document, exercise all remedies given to Agent and the other Lenders with respect to the Collateral, whether under the Debt Documents, applicable law or otherwise and (vii) execute any amendment, consent or waiver under the Debt Documents on behalf of any Lender that has consented in writing to such amendment, consent or waiver; provided, however, that Agent hereby appoints, authorizes and directs each Lender to act as collateral sub-agent for Agent and the Lenders for purposes of the perfection of all Liens with respect to the Collateral, including any deposit account maintained by a Loan Party with, and cash and Cash Equivalents held by, such Lender, and may further authorize and direct the Lenders to take further actions as collateral sub-agents for purposes of enforcing such Liens or otherwise to transfer the Collateral subject thereto to Agent, and each Lender hereby agrees to take such further actions to the extent, and only to the extent, so authorized and directed. Agent may, upon any term or condition it specifies, delegate or exercise any of its rights, powers and remedies under, and delegate or perform any of its duties or any other action with respect to, any Debt Document by or through any trustee, co-agent, employee, attorney-in-fact and any other person (including any Lender). Any such person shall benefit from this Article 9 to the extent provided by Agent.

(c) Each Lender, by accepting the benefits of the Debt Documents, agrees that (i) any action taken by Agent or Requisite Lenders (or, if expressly required in any Debt Document, a greater proportion of the Lenders) in accordance with the provisions of the Debt Documents, (ii) any action taken by Agent in reliance upon the instructions of Requisite Lenders (or, where so required, such greater proportion) and (iii) the exercise by Agent or Requisite Lenders (or, where so required, such greater proportion) of the powers set forth herein or therein, together with such other powers as are reasonably incidental thereto, shall be authorized and binding upon all of Lenders to the extent so authorized or required, and subject to applicable law.

(d) If Agent shall request instructions from Requisite Lenders or all affected Lenders with respect to any act or action (including failure to act) in connection with this Agreement or any other Debt Document, then Agent shall be entitled to refrain from such act or taking such action unless and until Agent shall have received instructions from Requisite Lenders or all affected Lenders, as the case may be, and Agent shall not incur liability to any person by reason of so refraining. Agent shall be fully justified in failing or refusing to take any action hereunder or under any other Debt Document (i) if such action would, in the opinion of Agent, be contrary to law or any Debt Document, (ii) if such action would, in the opinion of Agent, expose Agent to any potential liability under any law, statute or regulation or (iii) if Agent shall not first be indemnified to its satisfaction against any and all liability and expense which may be incurred by it by reason of taking or continuing to take any such action. Without limiting the foregoing, no Lender shall have any right of action whatsoever against Agent as a result of Agent acting or refraining from acting hereunder or under any other Debt Document in accordance with the instructions of Requisite Lenders or all affected Lenders, as applicable.

(e) Agent is hereby authorized by each Loan Party and each Lender to establish procedures (and to amend such procedures from time to time) to facilitate administration and servicing of the Term Loan and other matters incidental thereto in its reasonable discretion. Without limiting the generality of the foregoing, Agent is hereby authorized to establish procedures to make available or deliver, or to accept, notices, documents and similar items on, by posting to or submitting and/or completion, on E-Systems. Each Loan Party and each Lender acknowledges and agrees that the use of transmissions via an E-System or electronic mail is not necessarily secure and that there are risks associated with such use, including risks of interception, disclosure and abuse, and each Loan Party and each Lender assumes and accepts such risks by hereby authorizing the transmission via E-Systems or electronic mail. Each “e-signature” on any such posting shall be deemed sufficient to satisfy any requirement for a “signature”, and each such posting shall be deemed sufficient to satisfy any requirement for a “writing”, in each case including pursuant to any Debt Document, any applicable provision of any UCC, the federal Uniform Electronic Transactions Act, the Electronic Signatures in Global and National Commerce Act and any substantive or procedural Requirement of Law governing such subject matter. Each party hereto agrees not to contest the validity or enforceability of any posting on any E-System or electronic signature on any such posting under the provisions of any applicable Requirement of Law requiring certain documents to be in writing or signed; provided, however, that nothing herein shall limit such party’s or beneficiary’s right to contest whether any posting to any E-System or electronic signature has been altered after transmission. All uses of an E-System shall be governed by and subject to, in addition to this Section, the separate terms, conditions and privacy policy posted or referenced in such E-System (or such terms, conditions and privacy policy as may be updated from time to time, including on such E-System) and related contractual obligations executed by Agent, Loan Parties and/or Lenders in connection with the use of such E-System. ALL E-SYSTEMS AND ELECTRONIC TRANSMISSIONS SHALL BE PROVIDED “AS IS” AND “AS AVAILABLE”. NONE OF AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS WARRANTS THE ACCURACY, ADEQUACY OR COMPLETENESS OF ANY E-SYSTEMS OR ELECTRONIC TRANSMISSION AND DISCLAIMS ALL LIABILITY FOR ERRORS OR OMISSIONS THEREIN. NO WARRANTY OF ANY KIND IS MADE BY AGENT, ANY LENDER OR ANY OF THEIR RELATED PERSONS IN CONNECTION WITH ANY E-SYSTEMS OR ELECTRONIC COMMUNICATION, INCLUDING ANY WARRANTY OF MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THIRD-PARTY RIGHTS OR FREEDOM FROM VIRUSES OR OTHER CODE DEFECTS. Each Loan Party and each Lender agrees that Agent has no responsibility for maintaining or providing any equipment, software, services or any testing required in connection with any electronic transmission or otherwise required for any E-System. The Loan Parties acknowledge and agree that the Debt Documents and all reports, notices, communications and other information or materials provided or delivered by, or on behalf of, the Loan Parties hereunder (collectively, the “Borrower Materials”) may be disseminated by, or on behalf of, Agent, and made available, to the Lenders by posting such Borrower Materials on an E-System. The Loan Parties authorize Agent to download copies of their logos from their website and post copies thereof on an E-System. “E-System” means any electronic system approved by Agent, including Syndtrak®, Intralinks® and ClearPar® and any other Internet or extranet-based site, whether such electronic system is owned, operated or hosted by Agent, any of its Related Persons or any other Person, providing for access to data protected by passcodes or other security system.

9.2 Agent’s Reliance, Etc. Neither Agent nor any of its affiliates nor any of their respective directors, officers, agents, employees or representatives shall be liable for any action taken or omitted to be taken by it or them hereunder or under any other Debt Documents, or in connection herewith or therewith, except for damages caused by its or their own gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Without limiting the generality of the foregoing, Agent: (a) may treat the payee of any Note as the holder thereof until such Note has been assigned in accordance with Section 10.1; (b) may consult with legal counsel, independent public accountants and other experts, whether or not selected by it, and shall not be liable for any action taken or omitted to be taken by it in good faith in accordance with the advice of such counsel, accountants or experts; (c) shall not be responsible or otherwise incur liability for any action or omission taken in reliance upon the instructions of the Requisite Lenders, (d) makes no warranty or representation to any Lender and shall not be responsible to any Lender for any statements, warranties or representations made in or in connection with this Agreement or the other Debt Documents; (e) shall not have any duty to inspect the Collateral (including the books and records) or to ascertain or to inquire as to the performance or observance of any provision of any Debt Document, whether any condition set forth in any Debt Document is satisfied or waived, as to the financial condition of any Loan Party or as to the existence or continuation or possible occurrence or continuation of any Default or Event of Default and shall not be deemed to have notice or knowledge of such occurrence or continuation unless it has received a notice from Borrower or any Lender describing such Default or Event of Default clearly labeled “notice of default”; (f) shall not be responsible to any Lender for the due execution, legality, validity, enforceability, effectiveness, genuineness, sufficiency or value of, or the attachment, perfection or priority of any Lien created or purported to be created under or in connection with, any Debt Document or any other instrument or document furnished pursuant hereto or thereto; and (g) shall incur no liability under or in respect of this Agreement or the other Debt Documents by acting upon any notice, consent, certificate or other instrument or writing (which may be by telecopy, telegram, cable or telex) believed by it to be genuine and signed or sent or otherwise authenticated by the proper party or parties.

9.3 GECC and Affiliates. GECC shall have the same rights and powers under this Agreement and the other Debt Documents as any other Lender and may exercise the same as though it were not Agent; and the term “Lender” or “Lenders” shall, unless otherwise expressly indicated, include GECC in its individual capacity. GECC and its affiliates may lend money to, invest in, and generally engage in any kind of business with, Borrower, any of Borrower’s Subsidiaries, any of their Affiliates and any person who may do business with or own securities of Borrower, any of Borrower’s Subsidiaries or any such Affiliate, all as if GECC were not Agent and without any duty to account therefor to Lenders. GECC and its affiliates may accept fees and other consideration from Borrower for services in connection with this Agreement or otherwise without having to account for the same to Lenders. Each Lender acknowledges the potential conflict of interest between GECC as a Lender holding disproportionate interests in the Term Loan and GECC as Agent, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.4 Lender Credit Decision. Each Lender acknowledges that it has, independently and without reliance upon Agent or any other Lender and based on the financial statements referred to in Section 6.3 and such other documents and information as it has deemed appropriate, made its own credit and financial analysis of each Loan Party and its own decision to enter into this Agreement. Each Lender also acknowledges that it will, independently and without reliance upon Agent or any other Lender and based on such documents and information as it shall deem appropriate at the time, continue to make its own credit decisions in taking or not taking action under this Agreement. Each Lender acknowledges the potential conflict of interest of each other Lender as a result of Lenders holding disproportionate interests in the Term Loan, and expressly consents to, and waives, any claim based upon, such conflict of interest.

9.5 Indemnification. Each Lender agrees to reimburse Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party after notice is provided to such Loan Party as required herein or under applicable law) promptly upon written demand for its Pro Rata Share of any out-of-pocket costs and expenses (including, without limitation, fees, charges and disbursements of financial, legal and other advisors and any taxes or insurance paid in the name of, or on behalf of, any Loan Party) incurred by Agent or any of its Related Persons in connection with the preparation, syndication, execution, delivery, administration, modification, amendment, consent, waiver or enforcement of, or the taking of any other action (whether through negotiations, through any work-out, bankruptcy, restructuring or other legal or other proceeding (including, without limitation, preparation for and/or response to any subpoena or request for document production relating thereto) or otherwise) in respect of, or legal advice with respect to, its rights or responsibilities under, any Debt Document. Each Lender further agrees to indemnify Agent and each of its Related Persons (to the extent not reimbursed by any Loan Party), ratably according to its Pro Rata Share, from and against any and all liabilities, obligations, losses, damages, penalties, actions, judgments, suits, costs, expenses or disbursements of any kind or nature whatsoever (including, to the extent not indemnified by the applicable Lender, taxes, interests and penalties imposed for not properly withholding or backup withholding on payments made to or for the account of any Lender) that may be imposed on, incurred by, or asserted against Agent or any of its Related Persons in any matter relating to or arising out of, in connection with or as a result of any Debt Document or any other act, event or transaction related, contemplated in or attendant to any such document, or, in each case, any action taken or omitted to be taken by Agent or any of its Related Persons under or with respect to the foregoing; provided that no Lender shall be liable to Agent or any of its Related Persons under this Section 9.5 to the extent such liability has resulted from the gross negligence or willful misconduct of Agent or, as the case may be, such Related Person, as determined by a final non-appealable judgment of a court of competent jurisdiction. To the extent required by any applicable Requirement of Law, Agent or a Loan Party may withhold from any payment to any Lender under a Debt Document an amount equal to any applicable withholding tax (including, without limitation, withholding taxes imposed under Chapters 3 and 4 of Subtitle A of the Code). If the Internal Revenue Service or any other governmental authority asserts a claim that Agent did not properly withhold tax from amounts paid to or for the account of any Lender for any reason, or if Agent reasonably determines that it was required to withhold taxes from a prior payment to or for the account of any Lender but failed to do so, such Lender shall promptly, upon written demand and to the extent not reimbursed by Borrower as required herein, indemnify Agent fully for all amounts paid, directly or indirectly, by Agent as tax or otherwise, including penalties and interest, and together with all expenses incurred by Agent. Agent may offset against any payment to any Lender under a Debt Document, any applicable withholding tax that was required to be withheld from any prior payment to such Lender but which was not so withheld, as well as any other amounts for which Agent is entitled to indemnification from such Lender under the immediately preceding sentence of this Section 9.5 upon written demand and to the extent not reimbursed by Borrower as required herein.

9.6 Successor Agent. Agent may resign at any time by delivering notice of such resignation to the Lenders and the Borrower, effective on the date set forth in such notice. Upon any such resignation, the Requisite Lenders shall have the right to appoint a successor Agent. If no successor Agent shall have been so appointed by the Requisite Lenders and shall have accepted such appointment within 30 days after the resigning Agent’s giving notice of resignation, then the resigning Agent may, on behalf of Lenders, appoint a successor Agent, which shall be a Lender, if a Lender is willing to accept such appointment, or otherwise shall be a commercial bank or financial institution or a subsidiary of a commercial bank or financial institution if such commercial bank or financial institution is organized under the laws of the United States of America or of any State thereof and has a combined capital and surplus of at least $300,000,000. If no successor Agent has been appointed pursuant to the foregoing, within 30 days after the date such notice of resignation was given by the resigning Agent, the Requisite Lenders shall thereafter perform all the duties of Agent hereunder until such time, if any, as the Requisite Lenders appoint a successor Agent as provided above. Upon the acceptance of any appointment as Agent hereunder by a successor Agent, such successor Agent shall succeed to and become vested with all the rights, powers, privileges and duties of the resigning Agent. Upon the earlier of the acceptance of any appointment as Agent hereunder by a successor Agent or the effective date of the resigning Agent’s resignation, the resigning Agent shall be discharged from its duties and obligations under this Agreement and the other Debt Documents, except that any indemnity rights or other rights in favor of such resigning Agent shall continue. After any resigning Agent’s resignation hereunder, the provisions of this Section 9 shall inure to its benefit as to any actions taken or omitted to be taken by it while it was acting as Agent under this Agreement and the other Debt Documents.

9.7 Setoff and Sharing of Payments. In addition to any rights now or hereafter granted under applicable law and not by way of limitation of any such rights, upon the occurrence and during the continuance of any Event of Default and subject to Section 9.8(e), each Lender is hereby authorized at any time or from time to time upon the direction of Agent or the direction of the Requisite Lenders, without notice to Borrower or any other person, any such notice being hereby expressly waived, to offset and to appropriate and to apply any and all balances held by it at any of its offices for the account of Borrower (regardless of whether such balances are then due to Borrower) and any other properties or assets at any time held or owing by that Lender or that holder to or for the credit or for the account of Borrower against and on account of any of the Obligations that are not paid when due. Any Lender exercising a right of setoff or otherwise receiving any payment on account of the Obligations in excess of its Pro Rata Share thereof shall purchase for cash (and the other Lenders or holders shall sell) such participations in each such other Lender’s or holder’s Pro Rata Share of the Obligations as would be necessary to cause such Lender to share the amount so offset or otherwise received with each other Lender or holder in accordance with their respective Pro Rata Shares of the Obligations. Borrower agrees, to the fullest extent permitted by law, that (a) any Lender may exercise its right to offset with respect to amounts in excess of its Pro Rata Share of the Obligations and may sell participations in such amounts so offset to other Lenders and holders and (b) any Lender so purchasing a participation in the Term Loan made or other Obligations held by other Lenders or holders may exercise all rights of offset, bankers’ lien, counterclaim or similar rights with respect to such participation as fully as if such Lender or holder were a direct holder of the Term Loan and the other Obligations in the amount of such participation. Notwithstanding the foregoing, if all or any portion of the offset amount or payment otherwise received is thereafter recovered from the Lender that has exercised the right of offset, the purchase of participations by that Lender shall be rescinded and the purchase price restored without interest. The term “Pro Rata Share” means with respect to any Lender at any time, the percentage obtained by dividing (a) the aggregate outstanding principal amount of the Term Loan owing to such Lender at such time by (b) the aggregate outstanding principal amount of the Term Loan owing to all Lenders at such time.

9.8 Advances; Payments; Non-Funding Lenders; Information; Actions in Concert.

(a) Advances; Payments. If Agent receives any payment for the account of Lenders on or prior to 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on such Business Day. If Agent receives any payment for the account of Lenders after 11:00 a.m. (New York time) on any Business Day, Agent shall pay to each applicable Lender such Lender’s Pro Rata Share of such payment on the next Business Day. To the extent that any Lender has failed to fund any such payments and Term Loan (a “Non-Funding Lender”), Agent shall be entitled to set off the funding short-fall against that Non-Funding Lender’s Pro Rata Share of all payments received from Borrower.

(b) Return of Payments.

(i) If Agent pays an amount to a Lender under this Agreement in the belief or expectation that a related payment has been or will be received by Agent from a Loan Party and such related payment is not received by Agent, then Agent will be entitled to recover such amount (including interest accruing on such amount at the Federal Funds Rate for the first Business Day and thereafter, at the rate otherwise applicable to such Obligation) from such Lender on demand without setoff, counterclaim or deduction of any kind.

(ii) If Agent determines at any time that any amount received by Agent under this Agreement must be returned to a Loan Party or paid to any other person pursuant to any insolvency law or otherwise, then, notwithstanding any other term or condition of this Agreement or any other Debt Document, Agent will not be required to distribute any portion thereof to any Lender. In addition, each Lender will repay to Agent on demand any portion of such amount that Agent has distributed to such Lender, together with interest at such rate, if any, as Agent is required to pay to a Loan Party or such other person, without setoff, counterclaim or deduction of any kind.

(c) Non-Funding Lenders. The failure of any Non-Funding Lender to make the Term Loan or any payment required by it hereunder shall not relieve any other Lender (each such other Lender, an “Other Lender”) of its obligations to make the Term Loan, but neither any Other

Lender nor Agent shall be responsible for the failure of any Non-Funding Lender to make the Term Loan or make any other payment required hereunder. Notwithstanding anything set forth herein to the contrary, a Non-Funding Lender shall not have any voting or consent rights under or with respect to any Debt Document or constitute a “Lender” (or be included in the calculation of “Requisite Lender” hereunder) for any voting or consent rights under or with respect to any Debt Document. At Borrower’s request, Agent or a person reasonably acceptable to Agent shall have the right with Agent’s consent and in Agent’s sole discretion (but shall have no obligation) to purchase from any Non-Funding Lender, and each Non-Funding Lender agrees that it shall, at Agent’s request, sell and assign to Agent or such person, all of the Commitments and all of the outstanding Term Loan of that Non-Funding Lender for an amount equal to the principal balance of all Term Loan held by such Non-Funding Lender and all accrued interest and fees with respect thereto through the date of sale, such purchase and sale to be consummated pursuant to an executed Assignment Agreement (as defined below).

(d) Dissemination of Information. Agent shall use reasonable efforts to provide Lenders with any notice of Default or Event of Default received by Agent from, or delivered by Agent to Borrower, with notice of any Event of Default of which Agent has actually become aware and with notice of any action taken by Agent following any Event of Default; provided that Agent shall not be liable to any Lender for any failure to do so, except to the extent that such failure is attributable to Agent’s gross negligence or willful misconduct as finally determined by a court of competent jurisdiction. Lenders acknowledge that Borrower is required to provide financial statements to Lenders in accordance with Section 6.3 hereto and agree that Agent shall have no duty to provide the same to Lenders.

(e) Actions in Concert. Anything in this Agreement to the contrary notwithstanding, each Lender hereby agrees with each other Lender that no Lender shall take any action to protect or enforce its rights arising out of this Agreement, the Notes or any other Debt Documents (including exercising any rights of setoff) without first obtaining the prior written consent of Agent and Requisite Lenders, it being the intent of Lenders that any such action to protect or enforce rights under this Agreement and the Notes shall be taken in concert and at the direction or with the consent of Agent and Requisite Lenders.

10. MISCELLANEOUS.

10.1 Assignment.

(a) Subject to the terms of this Section 10.1, each Lender shall have the right to sell, transfer or assign, at any time or times, all or a portion of its rights and obligations hereunder and under the other Debt Documents, its Commitment, its Term Loan or any portion thereof or interest therein, including any Lender’s rights, title, interests, remedies, powers or duties thereunder; provided, however, that any such sale, transfer or assignment shall: (i) except in the case of a sale, transfer or assignment to a Qualified Assignee (as defined below), require the prior written consent of Agent (which consent shall not be unreasonably withheld, conditioned or delayed); (ii) require the execution of an assignment agreement in form and substance reasonably satisfactory to, and acknowledged by, Agent (an “Assignment Agreement”); (iii) be conditioned on such assignee Lender representing to the assigning Lender and Agent that it is purchasing the applicable Commitment and/or Term Loan to be assigned to it for its own account, for investment purposes and not with a view to the distribution thereof; (iv) be in an aggregate amount of not less than $1,000,000, unless such assignment is made to an existing Lender or an Affiliate of an existing Lender or is of the assignor’s (together with its Affiliates’) entire interest of the Term Loan or is made with the prior written consent of Agent; and (v) include a payment to Agent of an assignment fee of $3,500 (unless otherwise agreed by Agent). In the case of an assignment by a Lender under this Section 10.1(a), the assignee shall have, to the extent of such assignment, the same rights, benefits and obligations as all other Lenders hereunder. The assigning Lender shall be relieved of its obligations hereunder with respect to its Commitment and Term Loan, as applicable, or assigned portion thereof from and after the date of such assignment. Borrower hereby acknowledges and agrees that any assignment shall give rise to a direct obligation of Borrower to the assignee and that the assignee shall be considered to be a “Lender”. In the event any Lender assigns or otherwise transfers all or any part of the Commitments and Obligations, Borrower shall, upon the assignee’s or the assignor’s request, execute new Notes in exchange for the Notes, if any, being assigned. Agent may amend Schedule A to this Agreement to reflect assignments made in accordance with this Section.

As used herein, “Qualified Assignee” means (a) any Lender and any Affiliate of any Lender and (b) any commercial bank, savings and loan association or savings bank or any other entity which is an “accredited investor” (as defined in Regulation D under the Securities Act) which extends credit or buys loans as one of its businesses, including insurance companies, mutual funds, lease financing companies and commercial finance companies, in each case, which has a rating of BBB or higher from S&P and a rating of Baa2 or higher from Moody’s at the date that it becomes a Lender and in each case of clauses (a) and (b), which, through its applicable lending office, is capable of lending to Borrower without the imposition of any withholding or similar taxes and which provides Borrower and Agent, pursuant to Section 2.2(g), with any forms or other documentation necessary to establish a complete exemption from such taxes; provided that no person proposed to become a Lender after the Closing Date and determined by Agent to be acting in the capacity of a vulture fund or distressed debt purchaser shall be a Qualified Assignee, and no person or Affiliate of such person proposed to become a Lender after the Closing Date and that holds any subordinated debt or stock issued by any Loan Party or its Affiliates shall be a Qualified Assignee (other than any Person that is a Lender on the Closing Date or any Affiliate thereof).

(b) In addition to the other rights provided in this Section 10.1, each Lender may, without notice to or consent from Agent or any Loan Party, sell participations to one or more persons or entities in or to all or a portion of its rights and obligations under the Debt Documents (including all of its rights and obligations with respect to the Term Loan); provided, however, that, whether as a result of any term of any Debt Document or of such participation, (i) no such participant shall have a commitment, or be deemed to have made an offer to commit, to make the Term Loan hereunder, and, no such participant shall be liable for any obligation of such Lender hereunder, (ii) such Lender’s rights and obligations, and the rights and obligations of the Loan Parties and Agent and other Lenders towards such Lender, under any Debt Document shall remain unchanged and each other party hereto shall continue to deal solely with such Lender, which shall remain the holder of the Obligations, and in no case shall a participant have the right to enforce any of the terms of any Debt Document, and (iii) the consent of such participant shall not be required (either directly, as a restraint on such Lender’s ability to consent hereunder or otherwise) for any amendments, waivers or consents with respect to any Debt Document or to exercise or refrain from exercising any powers or rights such Lender may have under or in respect of the Debt Documents (including the right to enforce or direct enforcement of the Obligations), except for those described in clauses (ii), (iii) and (viii) of subsection 10.8(c) hereof. Each Lender that sells a participation shall, acting solely for this purpose as a non-fiduciary agent of Borrower, maintain a register on which it enters the name and address of each participant and the principal amounts (and stated interest) of each participant’s interest in the Term Loan or other obligations under the Debt Documents (the “Participant Register”); provided that no Lender shall have any obligation to disclose all or any portion of the Participant Register to any Person (other than Agent), except to the extent that such disclosure is necessary to establish that such Term Loan and any such other obligations are in registered form under Section 5f.103-1(c) of the United States Treasury Regulations.

(c) In addition to the other rights provided in this Section 10.1, each Lender may grant a security interest in, or otherwise assign as collateral, all or a portion of its rights hereunder and under the other Debt Documents, its Term Loan or any portion thereof or interest therein, whether now owned or hereafter acquired (including rights to payments of principal or interest on the Term Loan), to (i) any federal reserve bank (pursuant to Regulation A of the Federal Reserve Board), without notice to Agent or (ii) any holder of, or agent or trustee for the benefit of the holders of, such Lender’s debt obligations or equity securities by written notice to Agent; provided, however, that no such holder, agent or trustee, whether because of such grant or assignment or any foreclosure thereon (unless such foreclosure is made through an assignment in accordance with clause (a) above), shall be entitled to any rights of such Lender hereunder and no such Lender shall be relieved of any of its obligations hereunder.

10.2 Notices. All notices or other communications given in connection with the Debt Documents shall be in writing, shall be addressed to the parties at their respective addresses set forth on the signature pages hereto below such parties’ name or in the most recent Assignment Agreement executed by any Lender (unless and until a different address may be specified in a written notice to the other party delivered in accordance with this Section 10.2), and shall be deemed given (a) on the date of receipt if delivered by hand, (b) on the date of sender’s receipt of confirmation of proper transmission if sent by facsimile transmission, (c) on the next Business Day after being sent by a nationally-recognized overnight courier, (d) on the fourth Business Day after being sent by registered or certified mail, postage prepaid, (e) on the date of proper transmission if sent by electronic mail, provided that transmissions may be made by electronic mail only for notices or other communications if such transmission is specifically authorized in a Debt Document and such transmission is delivered in compliance with procedures of Agent applicable at the time and previously communicated to Borrower, or (f) on the later of the Business Day of such posting and the Business Day access to such posting is given to the recipient thereof in accordance with the standard procedures applicable to such E-System, if posted to any E-System approved by or set-up by or at the direction of Agent. As used herein, the term “Business Day” means and includes any day other than Saturdays, Sundays, or other days on which commercial banks in New York, New York are required or authorized to be closed.

10.3 Correction of Debt Documents. Agent may correct patent errors and fill in all blanks in this Agreement or the Debt Documents consistent with the agreement of the parties.

10.4 Performance. Time is of the essence of this Agreement. This Agreement shall be binding, jointly and severally, upon all parties described as the “Borrower” and their respective successors and assigns, and shall inure to the benefit of Agent, Lenders, and their respective successors and assigns; provided, however, that (a) any assignment by any Lender shall be subject to the provisions of Section 10.1 and (b) no Loan Party may assign or transfer any of its rights or obligations under this Agreement without the prior written consent of Agent and Lenders pursuant to Section 10.8.

10.5 Payment of Fees and Expenses. Loan Parties agree, jointly and severally, to pay or reimburse upon demand for all reasonable fees, costs and expenses incurred by Agent and Lenders in connection with (a) the investigation, preparation, negotiation, execution, administration of, or any amendment, modification, waiver or termination of, this Agreement or any other Debt Document, (b) any legal advice relating to Agent’s rights or responsibilities under any Debt Document, (c) the administration of the Loans and the facilities hereunder and any other transaction contemplated hereby or under the Debt Documents and (d) the enforcement, assertion, defense or preservation of Agent’s and Lenders’ rights and remedies under this Agreement or any other Debt Document, in each case of clauses (a) through (d), including, without limitation, reasonable attorneys’ fees and expenses, the allocated cost of in-house legal counsel, reasonable fees and expenses of consultants, auditors (including internal auditors) and appraisers and UCC and other corporate search and filing fees and wire transfer fees. Borrower further agrees that such fees, costs and expenses shall constitute Obligations. This provision shall survive the termination of this Agreement.

10.6 Indemnity. Each Loan Party shall and does hereby jointly and severally indemnify and defend Agent, Lenders, and their respective successors and assigns, and their respective directors, officers, employees, consultants, attorneys, agents and affiliates (each an “Indemnitee”) from and against all liabilities, losses, damages, expenses, penalties, claims, actions and suits (including, without limitation, related reasonable attorneys’ fees and the allocated costs of in-house legal counsel) of any kind whatsoever arising, directly or indirectly, which may be imposed on, incurred by or asserted against such Indemnitee (whether brought by a Loan Party, an Affiliate of a Loan Party or any other Person) as a result of or in connection with this Agreement, the other Debt Documents or any of the transactions contemplated hereby or thereby (the “Indemnified Liabilities”); provided that, no Loan Party shall have any obligation to any Indemnitee with respect to any Indemnified Liabilities to the extent such Indemnified Liabilities arise from the gross negligence or willful misconduct of such Indemnitee as determined by a final non-appealable judgment of a court of competent jurisdiction. In no event shall any Indemnitee be liable on any theory of liability for any special, indirect, consequential or punitive damages (including, without limitation, any loss of profits, business or anticipated savings). Each Loan Party waives, releases and agrees (and shall cause each other Loan Party to waive, release and agree) not to sue upon any such claim for any special, indirect, consequential or punitive damages, whether or not accrued and whether or not known or suspected to exist in its favor. This provision shall survive the termination of this Agreement. This Section 10.6 shall not apply with respect to Taxes other than any Taxes that represent losses, claims, damages, etc. arising from any non-Tax claim.

10.7 Rights Cumulative. Agent’s and Lenders’ rights and remedies under this Agreement or otherwise arising are cumulative and may be exercised singularly or concurrently. Neither the failure nor any delay on the part of Agent or any Lender to exercise any right, power or privilege under this Agreement shall operate as a waiver, nor shall any single or partial exercise of any right, power or privilege preclude any other or further exercise of that or any other right, power or privilege. NONE OF AGENT OR ANY LENDER SHALL BE DEEMED TO HAVE WAIVED ANY OF ITS RESPECTIVE RIGHTS UNDER THIS AGREEMENT OR UNDER ANY OTHER AGREEMENT, INSTRUMENT OR PAPER SIGNED BY BORROWER UNLESS SUCH WAIVER IS EXPRESSED IN WRITING AND SIGNED BY AGENT, REQUISITE LENDERS OR ALL LENDERS, AS APPLICABLE. A waiver on any one occasion shall not be construed as a bar to or waiver of any right or remedy on any future occasion.

10.8 Entire Agreement; Amendments, Waivers.

(a) This Agreement and the other Debt Documents constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior understandings (whether written, verbal or implied) with respect to such subject matter. Section headings contained in this Agreement have been included for convenience only, and shall not affect the construction or interpretation of this Agreement.

(b) Except for actions expressly permitted to be taken by Agent, no amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document, or any consent to any departure by a Loan Party therefrom, shall in any event be effective unless the same shall be in writing and signed by Agent, Borrower, and Lenders having more than 50% of the aggregate Pro Rata Shares (the “Requisite Lenders”); provided, however, that so long as a Lender on the Closing Date does not assign any portion of its Term Loan Commitment or Term Loan (other than an assignment to any Affiliate of such Lender), the “Requisite Lenders” shall include such Lender. Except as set forth in clause (c) below, all such amendments, modifications, terminations or waivers requiring the consent of any Lenders shall require the written consent of Requisite Lenders.

(c) No amendment, modification, termination or waiver of any provision of this Agreement or any other Debt Document shall, unless in writing and signed by Agent and each Lender directly affected thereby: (i) increase or decrease, or extend the term of, any Commitment of any Lender (which shall be deemed to affect only such Lender) or increase or decrease the Term Loan Commitment (which shall be deemed to affect all Lenders), (ii) reduce the principal of or rate of interest on any Obligation or the amount of any fees payable hereunder (other than waiving the imposition of the Default Rate), (iii) postpone the date fixed for or waive any payment of principal of or interest on any Term Loan, or any fees hereunder, (iv) release all or substantially all of the Collateral, except as otherwise expressly permitted in the Debt Documents (which shall be deemed to affect all Lenders), (v) subordinate the Lien on all or substantially all of the Collateral granted in favor of Agent securing the Obligations (which shall be deemed to affect all Lenders), (vi) release a Loan Party from, or consent to a Loan Party’s assignment or delegation of, such Loan Party’s obligations hereunder and under the other Debt Documents, or any Guarantor from its guaranty of the Obligations (which shall be deemed to affect all Lenders) other than pursuant to Section 10.8(f) below, (vii) amend, modify, terminate or waive Section 8.3, 9.7 or 10.8(b) or (c), or (viii) amend or modify the definition of “Requisite Lenders”.

(d) Notwithstanding any provision in this Section 10.8 to the contrary, no amendment, modification, termination or waiver affecting or modifying the rights or obligations of Agent hereunder shall be effective unless signed by Borrower, Agent and Requisite Lenders.

(e) Each Lender hereby consents to the release by Agent of any Lien held by Agent for the benefit of itself and the Lenders in any or all of the Collateral to secure the Obligations upon (i) the occurrence of any Permitted Disposition pursuant to Section 7.3, (ii) the sale or other disposition of Collateral by a Loan Party in a transaction expressly permitted by the Debt Documents (including pursuant to a valid waiver or consent), (iii) the sale or disposition by a Loan Party of Collateral which is subject to a Lien that is expressly permitted under clause (d) of the definition of Permitted Liens, and (iv) the termination of the Commitments and the payment and satisfaction in full of the Obligations (other than contingent indemnity obligations that survive termination of this Agreement and for which no claim has been asserted).

(f) Each Lender hereby consents to the release by Agent of any Guarantor if all of the voting capital stock (or other voting equity interest) of such Subsidiary owned by any Loan Party is sold or transferred in a transaction permitted under the Debt Documents (including pursuant to a valid waiver or consent), to the extent that, after giving effect to such transaction, such Subsidiary would not be required to guaranty any Obligations pursuant to any Debt Document.

10.9 Binding Effect. This Agreement shall continue in full force and effect until the Termination Date; provided, however, that the provisions of this Section and Sections 2.2(f), 9.5, 10.5 and 10.6 and the other indemnities contained in the Debt Documents shall survive the Termination Date. The surrender, upon payment or otherwise, of any Note or any of the other Debt Documents evidencing any of the Obligations shall not affect the right of Agent to retain the Collateral for such other Obligations as may then exist or as it may be reasonably contemplated will exist in the future. This Agreement and the grant of the security interest in the Collateral pursuant to Section 3.1 shall automatically be reinstated if Agent or any Lender is ever required to return or restore the payment of all or any portion of the Obligations (all as though such payment had never been made).

10.10 Use of Logo. Each Loan Party authorizes Agent to use its name, logo and/or trademark in connection with certain promotional materials that Agent may disseminate to the public upon at least two (2) Business Days prior written notice to and the prior written consent of Borrower. The promotional materials may include, but are not limited to, brochures, video tape, internet website, press releases, tombstones, advertising in newspaper and/or other periodicals, lucites, and any other materials relating the fact that Agent has a financing relationship with Borrower and such materials may be developed, disseminated. Nothing herein obligates Agent to use a Loan Party’s name, logo and/or trademark, in any promotional materials of Agent. Loan Parties shall not, and shall not permit any of its respective Affiliates to, issue any press release or other public disclosure (other than any document filed with any governmental authority relating to a public offering of the securities of Borrower) using the name, logo or otherwise referring to General Electric Capital Corporation, GE Healthcare Financial Services, Inc. or of any of their affiliates, the Debt Documents or any transaction contemplated herein or therein without at least two (2) Business Days prior written notice to and the prior written consent of Agent unless, and only to the extent that, Loan Parties or such Affiliate is required to do so under applicable law and then, only after consulting with Agent prior thereto.

10.11 Waiver of Jury Trial. EACH OF LOAN PARTIES, AGENT AND LENDERS UNCONDITIONALLY WAIVE ANY AND ALL RIGHT TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS AGREEMENT, ANY OF THE OTHER DEBT DOCUMENTS, ANY OF THE INDEBTEDNESS SECURED HEREBY, ANY DEALINGS AMONG LOAN PARTIES, AGENT AND/OR LENDERS RELATING TO THE SUBJECT MATTER OF THIS TRANSACTION OR ANY RELATED TRANSACTIONS, AND/OR THE RELATIONSHIP THAT IS BEING ESTABLISHED AMONG LOAN PARTIES, AGENT AND/OR LENDERS. THE SCOPE OF THIS WAIVER IS INTENDED TO BE ALL ENCOMPASSING OF ANY AND ALL DISPUTES THAT MAY BE FILED IN ANY COURT. THIS WAIVER IS IRREVOCABLE. THIS WAIVER MAY NOT BE MODIFIED EITHER ORALLY OR IN WRITING. THE WAIVER ALSO SHALL APPLY TO ANY SUBSEQUENT AMENDMENTS, RENEWALS, SUPPLEMENTS OR MODIFICATIONS TO THIS AGREEMENT, ANY OTHER DEBT DOCUMENTS, OR TO ANY OTHER DOCUMENTS OR AGREEMENTS RELATING TO THIS TRANSACTION OR ANY RELATED TRANSACTION. THIS AGREEMENT MAY BE FILED AS A WRITTEN CONSENT TO A TRIAL BY THE COURT.

10.12 Governing Law. THIS AGREEMENT, THE OTHER DEBT DOCUMENTS AND THE RIGHTS AND OBLIGATIONS OF THE PARTIES HEREUNDER AND THEREUNDER SHALL IN ALL RESPECTS BE GOVERNED BY AND CONSTRUED IN ACCORDANCE WITH, THE INTERNAL LAWS OF THE STATE OF NEW YORK, INCLUDING ALL MATTERS OF CONSTRUCTION, VALIDITY AND PERFORMANCE, REGARDLESS OF THE LOCATION OF THE COLLATERAL; PROVIDED, HOWEVER, THAT IF THE LAWS OF ANY JURISDICTION OTHER THAN NEW YORK SHALL GOVERN IN REGARD TO THE VALIDITY, PERFECTION OR EFFECT OF PERFECTION OF ANY LIEN OR IN REGARD TO PROCEDURAL MATTERS AFFECTING ENFORCEMENT OF ANY LIENS IN COLLATERAL, SUCH LAWS OF SUCH OTHER JURISDICTIONS SHALL CONTINUE TO APPLY TO THAT EXTENT. IF ANY ACTION ARISING OUT OF THIS AGREEMENT OR ANY OTHER DEBT DOCUMENT IS COMMENCED BY AGENT IN THE STATE COURTS OF THE STATE OF NEW YORK IN THE COUNTY OF NEW YORK OR IN THE U.S. DISTRICT COURT FOR THE SOUTHERN DISTRICT OF NEW YORK, EACH LOAN PARTY HEREBY CONSENTS TO THE JURISDICTION OF ANY SUCH COURT IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE OF NEW YORK.

NOTWITHSTANDING THE FOREGOING, THE AGENT AND LENDERS SHALL HAVE THE RIGHT TO BRING ANY ACTION OR PROCEEDING AGAINST ANY LOAN PARTY (OR ANY PROPERTY) IN THE COURT OF ANY OTHER JURISDICTION THE AGENT OR THE LENDERS DEEM NECESSARY OR APPROPRIATE IN ORDER TO REALIZE ON THE COLLATERAL OR OTHER SECURITY FOR THE OBLIGATIONS. ANY PROCESS IN ANY SUCH ACTION SHALL BE DULY SERVED IF MAILED BY REGISTERED MAIL, POSTAGE PREPAID, TO LOAN PARTIES AT THEIR ADDRESS DESCRIBED IN SECTION 10.2, OR IF SERVED BY ANY OTHER MEANS PERMITTED BY APPLICABLE LAW.

10.13 Confidentiality. Each Lender and Agent agrees to maintain as confidential information obtained by it pursuant to any Debt Document using the same standard of care it uses in protecting its own confidential information of a similar nature, except that such information may be disclosed (a) with the Borrower’s consent, (b) to such Lender’s or Agent’s Related Persons (as defined below), as the case may be, that are advised of the confidential nature of such information and are instructed to keep such information confidential in accordance with the terms hereof, (c) to the extent such information presently is or hereafter becomes (i) publicly available other than as a result of a breach of this Section 10.13 or (ii) available to such Lender or Agent or any of their Related Persons, as the case may be, from a source (other than any Loan Party) not known by them to be subject to disclosure restrictions, (d) to the extent disclosure is required by any applicable law, rule, regulation, court decree, subpoena or other legal, administrative, governmental or regulatory request, order or proceeding or otherwise requested or demanded by any governmental authority, (e) to the extent necessary or customary for inclusion in league table measurements, (f) (i) to the National Association of Insurance Commissioners or any similar organization, any examiner or any nationally recognized rating agency or (ii) otherwise to the extent consisting of general portfolio information that does not identify Loan Parties, (g) to current or prospective assignees or participants and to their respective Related Persons, in each case to the extent such assignees, participants or Related Persons agree to be bound by provisions substantially similar to the provisions of this Section 10.13 (and such persons or entities may disclose information to their respective Related Persons in accordance with clause (b) above), (h) to any other party hereto, (i) in connection with the exercise or enforcement of any right or remedy under any Debt Document, in connection with any litigation or other proceeding to which such Lender or Agent or any of their Related Persons is a party or bound, or to the extent necessary to respond to public statements or disclosures by Loan Parties or their Related Persons referring to a Lender or Agent or any of their Related Persons, and (j) in connection with any disclosures required by the Securities and Exchange Commission or other governmental agency, and any other public disclosure with investors, other governmental agencies or other related persons. In addition, the Agent and the Lenders may disclose the existence of this Agreement and information about this Agreement to market data collectors, similar service providers to the lending industry and service providers to the Agent and the Lenders in connection with the administration of this Agreement and the other Debt Documents. In the event of any conflict between the terms of this Section 10.13 and those of any other contractual obligation entered into with any Loan Party (whether or not a Debt Document), the terms of this Section 10.13 shall govern. “Related Persons” means, with respect to any person or entity, each affiliate of such person or entity and each director, officer, employee, agent, trustee, representative, attorney, accountant and each insurance, environmental, legal, financial and other advisor and other consultants and agents of or to such person or entity or any of its affiliates.

10.14 Counterparts. This Agreement may be executed in any number of counterparts and by different parties in separate counterparts, each of which when so executed shall be deemed to be an original and all of which when taken together shall constitute one and the same agreement. Delivery of an executed signature page of this Agreement by facsimile transmission or electronic transmission shall be as effective as delivery of a manually executed counterpart hereof.

10.5 Effects of Amendment and Restatement. The parties hereto acknowledge and agree that (i) this Agreement and the other Debt Documents, whether executed and delivered in connection herewith or otherwise, do not constitute a novation or termination of the “Obligations” (as defined in the Existing Loan Agreement) under the Existing Loan Agreement as in effect prior to the Closing Date and which remain outstanding and are in all respects continuing (as amended and restated hereby), except to the extent that any such obligations have been converted or exchanged on the Closing Date pursuant to the terms of this Agreement, (ii) the Liens and security interests as granted under the Debt Documents securing payment of such “Obligations” are in all respects continuing and in full force and effect after giving effect to this Agreement and the transactions contemplated hereby, (iii) references in the Debt Documents to the Existing Loan Agreement shall be deemed to be references to this Agreement, and to the extent necessary to effect the foregoing, each such Debt Document is hereby deemed amended accordingly, (iv) all of the terms and provisions of the Existing Loan Agreement shall continue to apply for the period prior to the Closing Date, including any determinations of payment dates, interest rates, events of default or any amount that may be payable to the Agent or the Lenders (or their assignees or replacements hereunder), (v) the obligations under the Existing Loan Agreement shall continue to be repaid or prepaid on or prior to the Closing Date in accordance with the terms of the Existing Loan Agreement, and (vi) all references in the Debt Documents to the “Agent” shall be deemed to refer to the Agent under this Agreement and all references in the Debt Documents to “Lenders” or a “Lender” shall be deemed to refer to the Lenders as defined in this Agreement, and to the extent necessary to effect the foregoing, each such Debt Document is hereby deemed amended accordingly.

10.16 USA Patriot Act. Each Lender that is subject to the Patriot Act hereby notifies Loan Parties that pursuant to the requirements of the Patriot Act, it is required to obtain, verify and record information that identifies each Loan Party, which information includes the name and address of each Loan Party and other information that will allow such Lender to identify each Loan Party in accordance with the Patriot Act. As used herein, “Patriot Act” means the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, P.L. 107-56, as amended.

[Signature Page Follows]

IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:

INFRAREDX, INC.

By:	/s/ Michael Guarasci
Name: Michael Guarasci
Title: Chief Financial Officer
Federal Tax ID #:04-3502540
Address: 34 3rd Avenue, Burlington, MA 01803

Address For Notices For All Loan Parties:

Infraredx, Inc.

Attn: Michael Guarasci, Chief Financial Officer

34 Third Avenue

Burlington, MA 01803

Phone: 781-345-9626

Facsimile: 781-345-9526

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

IN WITNESS WHEREOF, each Loan Party, Agent and Lenders, intending to be legally bound hereby, have duly executed this Agreement in one or more counterparts, each of which shall be deemed to be an original, as of the day and year first aforesaid.

BORROWER:

AGENT AND LENDER:

GENERAL ELECTRIC CAPITAL CORPORATION

By:	/s/ Peter Gibson
Name: Peter Gibson
Title: Duly Authorized Signatory

Address For Notices:

General Electric Capital Corporation

c/o GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attention: Senior Vice President of Risk — Life Science Finance

Phone: (301) 961-1640

Facsimile: (301) 664-9855

With a copy to:

General Electric Capital Corporation

do GE Healthcare Financial Services, Inc.

Two Bethesda Metro Center, Suite 600

Bethesda, Maryland 20814

Attention: General Counsel

Phone: (301) 961-1640

Facsimile: (301) 664-9866

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

LENDER:

SOLAR CAPITAL LTD

By:	/s/ Anthony Storino
Name: Anthony Storino
Title: Authorized Signatory

500 Park Avenue, 3rd Floor

New York, NY 10022

Phone: (646) 308 - 8730

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

LENDER:

SQUARE 1 BANK

By:	/s/ Zack Robbins
Name: Zack Robbins
Title: AVP

Square 1 Bank

406 Blackwell Street, Suite 240

Durham, NC 27701

Fax. No. (919) 314-3080

Attn: Client Services Manager

With a copy to:

Square 1 Bank

406 Blackwell Street, Suite 240

Durham, NC 27701

Fax. No. (781)547-0848

Attn: David Kho

With a copy to:

square1client@square1bank.com

and

loanops@square1bank.com

SECOND AMENDED AND RESTATED LOAN AND SECURITY AGREEMENT

SIGNATURE PAGE

SCHEDULE A

COMMITMENTS

Name of Lender	Term Loan Commitments	Pro Rata Share of Term Loan Commitments	Balance of Existing Term Loans Converting to Term Loan on Closing Date	Term Loan Funding on Closing Date
General Electric Capital Corporation	$15,000,000.00	50%	$11,250,000.00	$3,750,000.00
Square 1 Bank	$5,000,000.00	16.67%	$3,750,000.00	$1,250,000.00
Solar Capital	$10,000,000.00	33.33%	$0.00	$10,000,000.00
TOTAL	$30,000,000.00	100%	$15,000,000.00	$15,000,000.00

SCHEDULE B

DISCLOSURES

Existing Liens

Debtor	Secured Party	Collateral	State and Jurisdiction	Filing Date and Number (include original file date and continuations, amendments, etc.)

Infraredx, Inc.	Western Finance and Lease/Presidio Technology Capital	Computer equipment	Delaware	8/12/2011 13138818

Infraredx, Inc.	Presidio Technology Capital/Wells Fargo Financial Leasing	Computer equipment	Delaware	8/16/2011 13174649

Infraredx, Inc.	Square 1 Bank	Cash collateral accounts securing letter of credit and corporate credit cards

Infraredx, Inc.	HealthLink Europe BV	Security Deposit (15,000 euros)

Existing Indebtedness

Debtor	Creditor	Amount of Indebtedness outstanding as of 10/31/2014	Maturity Date

Infraredx, Inc.	American Express	Less than $50K (corporate credit cards)	Paid off at the end of each month

Infraredx, Inc.	Presidio	$12,962	8/31/16

Infraredx, Inc.	Presidio	$33,096	8/31/16

Infraredx, Inc.	Square 1 Bank	$50,000 (letter of credit)	2/15/16

Infraredx, Inc.	Square 1 Bank	$400,000 limit (corporate credit cards)	N/A

Existing Investments

Debtor	Type of Investment	Date	Amount Outstanding as of

NA-No Investments

Material Agreements

1. International Distribution Agreement with Nipro Corporation, dated March 30, 2012, as amended, restated, amended and restated, or modified hereafter.

Margin Stock

None

Distribution Rights (Section 5.13(g))

See distribution agreement listed above.

Japanese Patents:

IP Firm Matter Number	Country	Patent #/ Application #	Status	Date (application or Issue)	Related Matters	Type	Title
3619-114 (JP)	Japan	4602765	Issued	12/22/2010		NIRS System	Near-infrared spectroscopic analysis of blood vessel walls
3619-117 (JP)	Japan	5064796	Issued	8/17/2012		NIRS System	Spectroscopy of deeply scattered light
3619-127 (JP)	Japan	4965803	Issued	4/6/2012		Catheter	Multi channel catheter tip
3619-128 (JP)	Japan	4170771	Issued	8/15/2008		Catheter	Apparatus and method for the optical imaging of tissue samples**
3619-138 (JP)	Japan	4972407	Issued	4/13/2012		NIRS-IVUS System	Devices for vulnerable plaque detection
3619-138 JP DIV	Japan	2010-120418	Pending	9/21/2004	3619-158 JP	NIRS-IVUS System	Devices for vulnerable plaque detection

3619-138 JP DIV2	Japan	2013-264566	Pending	9/21/2004		NIRS-IVUS System	Devices for vulnerable plaque detection

**	Distributor acknowledges and agrees that Patent #4170771 has been licensed to The General Hospital Corporation, d/b/a Massachusetts General Hospital (“MGH”) pursuant to that certain Patent License agreement between MGH and INFRAREDX for certain uses outside of the fields of Near Infrared Diffuse Reflectance Spectroscopy and Raman Spectroscopy and the interest in such patent to be Assigned to Distributor hereunder shall be subject to all of the rights granted to MGH pursuant to such Patent License Agreement.

SCHEDULE C

MINIMUM CONSOLIDATED NET PRODUCT REVENUES

Reporting Period	Trailing 6 Month Revenue Covenant (tested monthly)
Nov-14	$1,710,970
Dec-14	$1,775,486
Jan-15	$1,969,036
Feb-15	$2,236,643
Mar-15	$2,504,250
Apr-15	$3,307,072
May-15	$3,675,822
Jun-15	$4,044,572
Jul-15	$5,150,822
Aug-15	$5,460,082
Sep-15	$5,769,342
Oct-15	$6,697,122
Nov-15	$6,967,714
Dec-15	$7,238,307
Jan-16	$8,050,084
Feb-16	$8,550,573
Mar-16	$9,051,061
Apr-16	$10,552,527
May-16	$11,101,156
Jun-16	$11,649,784
Jul-16	$13,295,669
Aug-16	$13,632,582
Sep-16	$13,969,495
Oct-16	$14,980,233
Nov-16	$15,561,272
Dec-16	$16,142,311
Jan-17	$17,885,428
Feb-17	$18,828,273
Mar-17	$19,771,118
Apr-17	$22,599,654
May-17	$23,388,634
Jun-17	$24,177,614
Jul-17	$26,544,556
Aug-17	$27,082,555
Sep-17	$27,620,555
Oct-17	$29,234,553

EXHIBIT A

FORM OF PROMISSORY NOTE

[         , 201    ]

FOR VALUE RECEIVED, INFRAREDX, a Delaware corporation located at the address stated below (“Borrower”), promises to pay to             or any subsequent holder hereof (each, a “Lender”), the principal sum of             ($            ) or, if less, the aggregate unpaid principal amount of the Term Loan made by Lender to or on behalf of Borrower pursuant to the Agreement (as hereinafter defined). All capitalized terms, unless otherwise defined herein, shall have the respective meanings assigned to such terms in the Agreement.

THIS PROMISSORY NOTE IS ISSUED WITH ORIGINAL ISSUE DISCOUNT (“OID”) FOR U.S. FEDERAL INCOME TAX PURPOSES. THE ISSUE PRICE, AMOUNT OF OID, ISSUE DATE AND YIELD TO MATURITY WITH RESPECT TO THIS PROMISSORY NOTE MAY BE OBTAINED BY WRITING TO THE BORROWER AT THE FOLLOWING ADDRESS: [                                        ] ATTENTION: [            ] FAX NUMBER: [            ].

This Promissory Note is issued pursuant to the Second Amended and Restated Loan and Security Agreement, dated as of November 12, 2014, among Borrower, the guarantors from time to time party thereto, General Electric Capital Corporation, as agent, and the lenders from time to time party thereto (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), and is one of the Notes referred to therein, and is entitled to the benefit and security of the Debt Documents referred to therein, to which Agreement reference is hereby made for a statement of all of the terms and conditions under which the loans evidenced hereby were made.

The principal amount of the indebtedness evidenced hereby shall be payable in the amounts and on the dates specified in the Agreement. Interest thereon shall be paid until such principal amount is paid in full at such interest rates and at such times as are specified in the Agreement. The terms of the Agreement are hereby incorporated herein by reference.

All payments shall be applied in accordance with the Agreement. The acceptance by Lender of any payment which is less than payment in full of all amounts due and owing at such time shall not constitute a waiver of Lender’s right to receive payment in full at such time or at any prior or subsequent time.

All amounts due hereunder and under the other Debt Documents are payable in the lawful currency of the United States of America. Borrower hereby expressly authorizes Lender to insert the date value as is actually given in the blank space on the face hereof and on all related documents pertaining hereto.

This Note is secured as provided in the Agreement and the other Debt Documents. Reference is hereby made to the Agreement and the other Debt Documents for a description of the properties and assets in which a security interest has been granted, the nature and extent of the security interest, the terms and conditions upon which the security interest was granted and the rights of the holder of the Note in respect thereof.

Time is of the essence hereof. If Lender does not receive from Borrower payment in full of any Scheduled Payment or any other sum due under this Note or any other Debt Document within 3 days after its due date, Borrower agrees to pay the Late Fee in accordance with the Agreement. Such Late Fee will be immediately due and payable, and is in addition to any other costs, fees and expenses that Borrower may owe as a result of such late payment.

This Note may be voluntarily prepaid only as permitted under Sections 2.3 and 2.6(b) of the Agreement. After an Event of Default, this Note shall bear interest at a rate per annum equal to the Default Rate pursuant to Section 2.5 of the Agreement.

Borrower and all parties now or hereafter liable with respect to this Note, hereby waive presentment, demand for payment, notice of nonpayment, protest, notice of protest, notice of dishonor, and all other notices in connection herewith, as well as filing of suit (if permitted by law) and diligence in collecting this Note or enforcing any of the security hereof, and agree to pay (if permitted by law) all expenses incurred in collection, including reasonable attorneys’ fees and expenses, including without limitation, the allocated costs of in-house counsel.

THIS NOTE SHALL BE CONSTRUED IN ACCORDANCE WITH AND GOVERNED BY THE LAWS OF THE STATE OF NEW YORK.

No variation or modification of this Note, or any waiver of any of its provisions or conditions, shall be valid unless such variation or modification is made in accordance with Section 10.8 of the Agreement. Any such waiver, consent, modification or change shall be effective only in the specific instance and for the specific purpose given.

IN WITNESS WHEREOF, Borrower has duly executed this Note as of the date first above written.

INFRAREDX, INC.

By:
Name:
Title:
Federal Tax ID #:
Address:

EXHIBIT B

SECRETARY’S CERTIFICATE OF AUTHORITY

[DATE]

Reference is made to the Second Amended and Restated Loan and Security Agreement, dated as of November 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among INFRAREDX, INC., a Delaware corporation/ (the “Borrower”), the guarantors from time to time party thereto, General Electric Capital Corporation, a Delaware corporation (“GECC”), as a lender and as agent (in such capacity, together with its successors and assigns in such capacity, “Agent”), and the other lenders signatory thereto from time to time (GECC and such other lenders, the “Lenders”). Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.

I, [            ], do hereby certify that:

(i) I am the duly elected, qualified and acting [Assistant] Secretary of INFRAREDX, INC. (the “Company”);

(ii) attached hereto as Exhibit A is a true, complete and correct copies of the Company’s Certificate of Incorporation and the Bylaws, each of which is in full force and effect on and as of the date hereof;

(iii) each of the following named individuals is a duly elected or appointed, qualified and acting officer of the Company who holds the offices set opposite such individual’s name, and such individual is authorized to sign the Debt Documents to which the Company is a party and all other notices, documents, instruments and certificates to be delivered pursuant thereto, and the signature written opposite the name and title of such officer is such officer’s genuine signature:

Name	Title	Signature
___________________________________	___________________________________	___________________________________

___________________________________	___________________________________	___________________________________

___________________________________	___________________________________	___________________________________

(iv) attached hereto as Exhibit B are true, complete and correct copies of resolutions adopted by the Board of Directors/Members of the Company (the “Board”) authorizing the execution, delivery and performance of the Debt Documents to which the Company is a party, which resolutions were duly adopted by the Board on [DATE] and all such resolutions are in full force and effect on the date hereof in the form in which adopted without amendment, modification, rescission or revocation;

(v) the foregoing authority shall remain in full force and effect, and Agent and each Lender shall be entitled to rely upon same, until written notice of the modification, rescission or revocation of same, in whole or in part, has been delivered to Agent and each Lender, but no such modification, rescission or revocation shall, in any event, be effective with respect to any documents executed or actions taken in reliance upon the foregoing authority before said written notice is delivered to Agent and each Lender; and

(vi) no Default or Event of Default exists under the Agreement, and all representations and warranties of the Company in the Debt Documents are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the date hereof, except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of such earlier date.

[Signature Page Follows]

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title:	[Assistant] Secretary

The undersigned does hereby certify on behalf of the Company that he/she is the duly elected or appointed, qualified and acting [TITLE] of the Company and that [NAME FROM ABOVE] is the duly elected or appointed, qualified and acting [Assistant] Secretary of the Company, and that the signature set forth immediately above is his/her genuine signature.

Name:
Title:

EXHIBIT B TO SECRETARY’S CERTIFICATE OF AUTHORITY

FORM OF RESOLUTIONS

BOARD RESOLUTIONS

                     , 2014

WHEREAS, INFRAREDX, INC., a Delaware corporation (“Borrower”) has requested that General Electric Capital Corporation, a Delaware corporation (“GECC”), as agent (in such capacity, the “Agent”) and lender, and certain other lenders (GECC and such other lenders, collectively, the “Lenders”) provide a credit facility in an original principal amount not to exceed $30,000,000 (the “Credit Facility”); and

WHEREAS, the terms of the Credit Facility are set forth in a loan and security agreement by and among Borrower, the guarantors from time to time party thereto, Agent, and the Lenders and certain related agreements, documents and instruments described in detail below; and

WHEREAS, the Board of Directors of Borrower (the “Directors”) deems it advisable and in the best interests of Borrower to execute, deliver and perform its obligations under those transaction documents described and referred to below.

NOW, THEREFORE, be it

RESOLVED, that the Credit Facility be, and it hereby is, approved; and further

RESOLVED, that the form of Second Amended and Restated Loan and Security Agreement (the “Loan and Security Agreement”), by and among Borrower, the guarantors from time to time party thereto, Agent and the Lenders, as presented to the Directors, be and it hereby is, approved and the [President, the Chief Executive Officer, Chief Financial Officer, the Vice President or Treasurer] of Borrower (collectively, the “Proper Officers”) be, and each of them hereby is, authorized and directed on behalf of Borrower to execute and deliver to Agent the Loan and Security Agreement, in substantially the form as presented to the Directors, with such changes as the Proper Officers may approve, such approval to be conclusively evidenced by execution and delivery thereof; and further

RESOLVED, that the form of Promissory Note (the “Note”), as presented to the Directors, be, and it hereby is, approved and the Proper Officers be, and each of them hereby is, authorized and directed on behalf of Borrower to execute and deliver to Lender one or more promissory Notes, in substantially the form as presented to the Directors, with such changes as the Proper Officers may approve, such approval to be conclusively evidenced by execution and delivery thereof; and further

RESOLVED, that the forms of Intellectual Property Security Agreement, Perfection Certificate, Account Control Agreement, Fee Letter, Preferred Stock Warrant and Disbursement Letter, (the “Ancillary Documents”), each as presented to the Directors, be, and each of them hereby is, approved and the Proper Officers be, and each of them hereby is, authorized and directed on behalf of Borrower to execute and deliver to Agent each of the Ancillary Documents, in substantially the form as presented to the Directors, with such changes as the Proper Officers may approve, such approval to be conclusively evidenced by execution and delivery thereof; and further

RESOLVED, that the Proper Officers be, and each of them hereby is, authorized and directed to execute and deliver any and all other agreements, certificates, security agreements, financing statements, indemnification agreements, instruments and documents (together with the Loan and Security Agreement, the Notes, and the Ancillary Documents, the “Debt Documents”) and take any and all other further action, in each case, as may be required or which they may deem appropriate, on behalf of Borrower, in connection with the Credit Facility and carrying into effect the foregoing resolutions, transactions and matters contemplated thereby; and further

RESOLVED, that Borrower is hereby authorized to perform its obligations under the Debt Documents, including, without limitation, the borrowing of any advances made under the Credit Facility and the granting of any security interest in Borrower’s assets contemplated thereby to secure Borrower’s obligations in connection therewith; and further

RESOLVED, that in addition to executing any documents approved in the preceding resolutions, the Secretary or any Assistant Secretary of Borrower may attest to such Debt Documents, the signature thereon or the corporate seal of Borrower thereon; and further

RESOLVED, that any actions taken by the Proper Officers prior to the date of these resolutions in connection with the transactions contemplated by these resolutions are hereby ratified and approved; and further

RESOLVED, that these resolutions shall be valid and binding upon Borrower.

EXHIBIT C-1

FORM OF LANDLORD CONSENT

[Landlord]

[Address]

[                    ,             ]

Ladies and Gentlemen:

General Electric Capital Corporation (together with its successors and assigns, if any, “Agent”) and certain other lenders (the “Lenders”) have entered into, or is about to enter into, a Second Amended and Restated Loan and Security Agreement, dated as of [DATE] (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”) with Infraredx, Inc. (“Borrower”), pursuant to which Borrower has granted, or will grant, to Agent, on behalf of itself and the Lenders, a security interest in certain assets of Borrower, including, without limitation, all of Borrower’s cash, cash equivalents, accounts, books and records, goods, inventory, machinery, equipment, furniture and trade fixtures (such as equipment bolted to floors), together with all addition, substitutions, replacements and improvements to, and proceeds, including, insurance proceeds, of the foregoing, but excluding building fixtures (such as plumbing, lighting and HVAC systems (collectively, the “Collateral”). Some or all of the Collateral is, or will be, located at certain premises known as [                                    ] in the City or Town of [                                , County of                     and State of                     ] (“Premises”), and Borrower occupies the Premises pursuant to a lease, dated as of [DATE], between Borrower, as tenant, and you, [NAME], as [owner/landlord/mortgagee/realty manager] (as amended, restated, supplemented or otherwise modified from time to time, the “Lease”).

By your signature below, you hereby agree (and we shall rely on your agreement) that: (i) the Lease is in full force and effect and you are not aware of any existing defaults thereunder, (ii) the Collateral is, and shall remain, personal property regardless of the method by which it may be, or become, affixed to the Premises; (iii) you agree to use your best efforts to provide Agent with written notice of any default by Borrower under the Lease resulting in a termination of the Lease (“Default Notice”) and Agent shall have the right, but not the obligation to cure such default within 15 days following Agent’s receipt of such Default Notice, (iv) your interest in the Collateral and any proceeds thereof (including, without limitation, proceeds of any insurance therefor) shall be, and remain, subject and subordinate to the interests of Agent and you agree not to levy upon any Collateral or to assert any landlord lien, right of distraint or other claim against the Collateral for any reason; (v) Agent, and its employees and agents, shall have the right, from time to time, to enter into the Premises for the purpose of inspecting the Collateral; and (vi) Agent, and its employees and agents, shall have the right, upon any default by Borrower under the Agreement, to enter into the Premises and to remove or otherwise deal with the Collateral, including, without limitation, by way of public auction or private sale (provided that, if Agent conducts a public auction or private sale of the Collateral at the Premises, Agent shall use reasonable efforts to notify Landlord first and to hold such auction or sale in a manner that would not unduly disrupt Landlord’s or any other tenant’s use of the Premises). Agent agrees to repair or reimburse you for any physical damage actually caused to the Premises by Agent, or its employees or agents, during any such removal or inspection (other than ordinary wear and tear), provided that it is understood by the parties hereto that Agent shall not be liable for any diminution in value of the Premises caused by the removal or absence of the Collateral therefrom. You hereby acknowledge that Agent shall have no obligation to remove or dispose of the Collateral from the Premises and no action by Agent pursuant to this Consent shall be deemed to be an assumption by Agent of any obligation under the Lease and, except as provided in the immediately preceding sentence, Agent shall not have any obligation to you.

You hereby acknowledge and agree that Borrower’s granting of a security interest in the Collateral in favor of Agent, on behalf of itself and the Lenders, shall not constitute a default under the Lease nor permit you to terminate the Lease or re-enter or repossess the Premises or otherwise be the basis for the exercise of any remedy available to you.

This Consent and the agreements contained herein shall be binding upon, and shall inure to the benefit of, any successors and assigns of the parties hereto (including any transferees of the Premises). This Consent shall terminate upon the indefeasible payment of Borrower’s indebtedness in full in immediately available funds and the satisfaction in full of Borrower’s performance of its obligations under the Agreement and the related documents.

This Consent and any amendments, waivers, consents or supplements hereto or in connection herewith may be executed in any number of counterparts and by different parties hereto in separate counterparts, each of which when so executed and delivered shall be deemed an original, but all such counterparts together shall constitute but one and the same instrument; signature pages may be detached from multiple separate counterparts and attached to a single counterpart so that all signature pages are physically attached to the same document. Delivery of an executed signature page of this Consent or any delivery contemplated hereby by facsimile or electronic transmission shall be as effective as delivery of a manually executed counterpart thereof.

We appreciate your cooperation in this matter of mutual interest.

GENERAL ELECTRIC CAPITAL CORPORATION, as Agent

By:
Name:
Title:

General Electric Capital Corporation c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: Senior Vice President of Risk – Life Science Finance
Phone: (301) 961-1640
Facsimile: (301) 664-9855

With a copy to:

General Electric Capital Corporation c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866

AGREED TO AND ACCEPTED BY:

[NAME], as [owner/landlord/mortgagee/realty manager]

By:
Name:
Title:

Address:

AGREED TO AND ACCEPTED BY:

[NAME OF LOAN PARTY]

By:
Name:
Title:

Interest in the Premises (check applicable box)

•	Owner

•	Mortgagee

•	Landlord

•	Realty Manager

Address:

EXHIBIT C-2

FORM OF BAILEE CONSENT

[Letterhead of GE Capital]

                         , 200

[NAME OF BAILEE]

___________

___________

Re: [Name of the Loan Party] (the “Company”)

Dear Sirs:

Please accept this letter as notice that we have entered into or may enter into financing arrangements with the Company under which the Company has granted to us continuing security interests in substantially all personal property and assets of the Company and the proceeds thereof, including, without limitation, certain equipment owned by the Company held by you at the manufacturing facility (the “Premises”) owned by you and located at [                        ](the “Personal Property”).

Please acknowledge that as a result of such arrangements, you are holding all of the Personal Property solely for our benefit and subject only to the terms of this letter and our instructions; provided, however, that until further written notice from us, you are authorized to use and/or release any and all of the Personal Property in your possession as directed by the Company in the ordinary course of business. The foregoing instructions shall continue in effect until we modify them in writing, which we may unilaterally do without any consent or approval from the Company. Upon receipt of our instructions, you agree that (a) you will release the Personal Property only to us or our designee; (b) you will cooperate with us in our efforts to assemble, sell (whether by public or private sale), take possession of, and remove all of the Personal Property located at the Premises; (c) you will permit the Personal Property to remain on the Premises for forty-five (45) days after your receipt of our instructions or at our option, to have the Personal Property removed from the Premises within a reasonable time, not to exceed forty-five (45) days after your receipt of our instructions; (d) you will not hinder our actions in enforcing our liens on the Personal Property; and (e) after receipt of our instructions, you will abide solely by our instructions with respect to the Personal Property, and not those of the Company.

You hereby waive and release in our favor: (a) any contractual lien, security interest, charge or interest and any other lien which you may be entitled to whether by contract, or arising at law or in equity against any Personal Property; (b) any and all rights granted under any present or future laws to levy or distrain for rent or any other charges which may be due to you against the Personal Property; and (c) any and all other claims, liens, rights of offset, deduction, counterclaim and demands of every kind which you have or may hereafter have against the Personal Property.

You agree that (i) you have not and will not commingle the Personal Property with any other property of a similar kind owned or held by you in any manner such that the Personal Property is not readily identifiable, (ii) you have not and will not issue any negotiable or non-negotiable documents or instruments relating to the Personal Property, and (iii) the Personal Property is not and will not be deemed to be fixtures.

Notwithstanding the foregoing, all of your charges of any nature whatsoever shall continue to be charged to and paid by the Company and we shall not be liable for such charges.

You hereby authorize us to file at any time such financing statements naming you as the debtor/bailee, Company as the secured party/bailor, and us as the Company’s assignee, indicating as the collateral goods of the Company now or hereafter in your custody, control or possession and proceeds thereof, and including any other information with respect to the Company required under the Uniform Commercial Code for the sufficiency of such financing statement or for it to be accepted by the filing office of any applicable jurisdiction (and any amendments or continuations with respect thereto).

The arrangement as outlined herein is to continue without modification, until we have given you written notice to the contrary.

EACH OF THE PARTIES HERETO HEREBY WAIVES ITS RIGHTS TO A JURY TRIAL OF ANY CLAIM OR CAUSE OF ACTION BASED UPON OR ARISING OUT OF THIS LETTER.

Any notice(s) required or desired to be given hereunder shall be directed to the party to be notified at the address stated herein.

The terms and conditions contained herein are to be construed and enforced in accordance with the laws of the State of New York.

This terms and conditions contained herein shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assigns.

The Company has signed below to indicate its consent to and agreement with the foregoing arrangements, terms and conditions. By your signature below, you hereby agree to be bound by the terms and conditions of this letter.

Very truly yours,

GENERAL ELECTRIC CAPITAL CORPORATION

By:

Name:
Title:	Duly Authorized Signatory

General Electric Capital Corporation c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: Senior Vice President of Risk – Life Science Finance
Phone: (301) 961-1640
Facsimile: (301) 664-9855

With a copy to:

General Electric Capital Corporation c/o GE Healthcare Financial Services, Inc.
Two Bethesda Metro Center, Suite 600
Bethesda, Maryland 20814
Attention: General Counsel
Phone: (301) 961-1640
Facsimile: (301) 664-9866

Agreed to:

[NAME OF LOAN PARTY]

By:
Name:
Title:
Address:

[NAME OF BAILEE]

By:
Name:
Title:
Address:

EXHIBIT D

COMPLIANCE CERTIFICATE

[DATE]

Reference is made to the Second Amended and Restated Loan and Security Agreement, dated as of November 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Agreement”), among Infraredx, a Delaware corporation (the “Borrower”), the guarantors from time to time party thereto, General Electric Capital Corporation, a Delaware corporation (“GECC”), in its capacity as agent (in such capacity, together with its successors and assigns, in such capacity, the “Agent”) and lender, and the other lenders signatory thereto (GECC and such other lenders, the “Lenders”). Capitalized terms used but not defined herein are used with the meanings assigned to such terms in the Agreement.

I, [                                                     ], do hereby certify that:

(i)	I am the duly elected, qualified and acting [TITLE] of Borrower;

(ii) attached hereto as Exhibit A are [the monthly financial statements]/[annual audited financial statements]/[quarterly financial statements] as required under Section 6.3 of the Agreement and that such financial statements are prepared in accordance with GAAP and are consistently applied from one period to the next except as explained in an accompanying letter or footnotes;

(iii) no Default or Event of Default has occurred under the Agreement which has not been previously disclosed, in writing, to Agent;

(iv) attached hereto as Exhibit B hereto is a correct calculation of each of the financial covenants contained in Section 6.11 of the Agreement for the period covered by the financial statements attached as Exhibit A hereto;

(v) all representations and warranties of the Loan Parties stated in the Debt Documents are true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of the date hereof, (a) except to the extent such representations and warranties expressly relate to an earlier date, in which case such representations and warranties were true and correct in all material respects (but in all respects if such representation or warranty is qualified by “material” or “Material Adverse Effect”) on and as of such earlier date, and (b) with respect to Sections 5.4 and 5.13(g), except as disclosed on the attached exhibit.

IN WITNESS WHEREOF, I have hereunto set my hand as of the first date written above

Name:
Title:

SIGNATURE PAGE

EXHIBIT E

AUTOMATIC PAYMENT AUTHORIZATION AGREEMENT

Introduction

When you use the automatic payment service, the payment is automatically made by electronic transfer directly from your bank account at the financial institution specified below. An “authorized check signer” must complete, sign and submit one copy of this Authorization Agreement.

Authorization Agreement for Automatic Payment Service (ACH Debits)

1. Infraredx, Inc. (“Borrower”) hereby authorizes General Electric Capital Corporation (“Agent”) to initiate debit entries from the account identified below for amounts due under the Second Amended and Restated Loan and Security Agreement, dated as of November 12, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “Loan Agreement”), among Borrower, the guarantors from time to time party thereto, Agent and the lenders from time to time party thereto and the other Debt Documents. Capitalized terms used herein but not defined herein are used herein as defined in the Loan Agreement.

2. Borrower understands that the payment of all Obligations are solely its responsibility. If payment is not satisfied due to account closure, insufficient funds, or cancellation of any required automated payment services, Borrower agrees to remit payment plus any applicable late charges as set forth in the Loan Agreement.

3. It is incumbent upon Borrower to give written notice to Agent of any changes to this Authorization Agreement or the below referenced bank account information 10 days prior to payment date. Borrower may revoke this Authorization Agreement by giving 10 days written notice to Agent unless otherwise stipulated in the Loan Agreement.

4. If the account identified below is a joint account, all of the account holders must sign this Authorization Agreement.

Account:

Provide the following information regarding the account to be debited.

Account type: ☐ Checking ☐ Savings

Financial Institution:

Name of Account:

Address of Financial Institution:

City/State/Zip:

Account #:

ABA Routing #:

Infraredx, Inc.

By:
Name:
Title:

[INSERT NAME OF EACH JOINT-ACCOUNT HOLDER, IF ANY]

By:
Name:
Title:

EXHIBIT F

FORM OF WARRANT